EXHIBIT 99.2

Consolidated Financial Statements
(Expressed in U.S. dollars)

INVESQUE INC.

Years ended December 31, 2018 and 2017

INDEPENDENT AUDITORS’ REPORT
The Board of Directors
Invesque Inc.:
We have audited the accompanying consolidated financial statements of Invesque Inc. and its subsidiaries, which comprise the consolidated statement of financial position as of December 31, 2018, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Invesque Inc. and its subsidiaries as of December 31, 2018 and their consolidated financial performance and their consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Summarized Comparative Information
We have previously audited, in accordance with Canadian generally accepted auditing standards, the financial statements of Invesque Inc. as at and for the year ended December 31, 2017 and we expressed an unmodified audit opinion on those audited financial statements in our report dated March 29, 2018. In our opinion, the summarized comparative information presented herein as of and for the year ended December 31, 2017 is consistent, in all material respects, with the audited financial statements from which it has been derived.
/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Ontario
March 13, 2019

INVESQUE INC.
Consolidated Statements of Financial Position
(Expressed in thousands of U.S. dollars)

	December 31, 2018	December 31, 2017

Assets

Current assets:
Cash	$26,978	$12,958
Tenant and other receivables	15,544	7,564
Loans receivable (note 3)	12,241	11,446
Other (note 4)	5,598	1,182
	60,361	33,150

Non-current assets:
Loans receivable (note 3)	20,181	24,985
Derivative instruments (note 9)	1,722	2,827
Investment in joint ventures (note 6)	84,658	980
Investment properties (note 5)	1,115,530	721,991
Investment in MS-SW Development Fund Holdings, LLC	—	1,072
Other non-current assets (note 4)	1,507	—
	1,223,598	751,855

Total assets	$1,283,959	$785,005

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable and accrued liabilities	$9,871	$5,400
Accrued real estate taxes	11,052	8,056
Construction payable	—	1,097
Dividends payable	3,253	1,987
Liability to previous owner of Care (note 5)	9,676	—
Credit facilities (note 7)	12,647	5,958
Mortgages payable (note 8)	49,444	52,351
Other current liabilities (note 11)	2,030	814
	97,973	75,663

Non-current liabilities:
Credit facilities (note 7)	325,493	210,974
Mortgages payable (note 8)	253,886	117,158
Convertible debentures (note 10)	89,745	41,936
Derivative instruments (note 9)	651	99
Deferred tax liability (note 21)	7,011	10,291
Other non-current liabilities (note 11)	12,785	9,500
Non-controlling interest liability	2,947	—
	692,518	389,958

Total liabilities	790,491	465,621

Shareholders' equity:
Common share capital (note 13)	493,165	310,459
Preferred Share capital (note 13)	71,106	26,353
Contributed surplus	400	400
Equity component of convertible debentures	1,671	1,130
Cumulative deficit	(69,785)	(20,145)
Accumulated other comprehensive income	(3,089)	1,187

Total shareholders' equity	493,468	319,384

Commitments and contingencies (note 22)
Subsequent events (note 22 and 28)

Total liabilities and shareholders' equity	$1,283,959	$785,005

See accompanying notes to consolidated financial statements.

INVESQUE INC.
Consolidated Statements of Income and Comprehensive Income
(Expressed in thousands of U.S. dollars, except per share amounts)

	Year ended December 31, 2018	Year ended December 31, 2017

Revenue:
Rental (note 15)	$109,388	$60,188
Lease revenue from joint ventures (note 6)	2,991	2,887
Other income	1,548	929
	113,927	64,004

Expenses (income):

Finance costs from operations (note 16)	38,264	16,055
Real estate tax expense	11,796	8,763
General and administrative expenses (note 17)	13,412	8,074
Direct property operating expenses (note 18)	3,126	—
Transaction costs for business combination (note 5)	6,444	2,073
Diligence costs for transactions not pursued	2,041	491
Allowance for credit losses on loans and interest receivable (note 3)	11,336	—
Change in non-controlling interest liability	17,927	—
Change in fair value of investment properties - IFRIC 21	2,801	309
Change in fair value of investment properties (note 5)	14,385	8,846
Change in fair value of financial instruments (notes 9 and 24)	2,325	(2,292)
Change in fair value of contingent consideration (note 22)	10,676	—
	134,533	42,319

Income from joint ventures (note 6)	5,450	—

Income (loss) before income taxes	(15,156)	21,685

Income tax expense (recovery):
Deferred (note 21)	(2,881)	5,371
Current (note 21)	—	51
	(2,881)	5,422

Net income (loss)	$(12,275)	$16,263

Other comprehensive income (loss):
Items to be reclassified to net income (loss) in subsequent periods
Unrealized gain (loss) on translation of foreign operations	(4,276)	1,258

Total comprehensive income (loss)	$(16,551)	$17,521

Income (loss) per share (note 14):
Basic and diluted	$(0.24)	$0.50

See accompanying notes to consolidated financial statements.

INVESQUE INC.
Consolidated Statements of Changes in Shareholders' Equity
(Expressed in thousands of U.S. dollars)
Years ended December 31, 2018 and 2017

	Common Share capital	Preferred Share capital	Contributed surplus	Equity component of convertible debentures	Cumulative deficit	Accumulated other comprehensive income (loss)	Total

Balance, January 1, 2018 as previously reported	$310,459	$26,353	$400	$1,130	$(20,145)	$1,187	$319,384
Impact of adopting IFRS 9 (note 2)	—	—	—	—	(364)	—	(364)
Adjusted balance, January 1, 2018	$310,459	$26,353	$400	$1,130	$(20,509)	$1,187	$319,020
Net loss	—	—	—	—	(12,275)	—	(12,275)
Other comprehensive loss	—	—	—	—	—	(4,276)	(4,276)
Common Shares issued, net of issuance costs (note 13)	182,332	—	—	—	—	—	182,332
Preferred Shares issued, net of issuance costs (note 13)	—	44,753	—	—	—	—	44,753
Common Shares issued under the Company's dividend reinvestment plan	782	—	—	—	—	—	782
Convertible debentures, net of tax	—	—	—	541	—	—	541
Dividends declared on common shares	—	—	—	—	(37,001)	—	(37,001)
Common Shares purchased under NCIB (note 13)	(408)	—	—	—	—	—	(408)

Balance, December 31, 2018	$493,165	$71,106	$400	$1,671	$(69,785)	$(3,089)	$493,468

	Common Share capital	Preferred Share capital	Contributed surplus	Equity component of convertible debentures	Cumulative deficit	Accumulated other comprehensive income (loss)	Total

Balance, January 1, 2017	$308,551	$—	$244	$1,130	$(12,617)	$(71)	$297,237
Net income	—	—	—	—	16,263	—	16,263
Other comprehensive income	—	—	—	—	—	1,258	1,258
Common Shares issued, net of issuance costs	1,540	—	—	—	—	—	1,540
Preferred Shares issued, net of issuance costs (note 13)	—	26,353	—	—	—	—	26,353
Common Shares issued under the Company's dividend reinvestment plan	368	—	—	—	—	—	368
Dividends declared on common shares	—	—	—	—	(23,791)	—	(23,791)
Proceeds from income support agreement	—	—	156	—	—	—	156

Balance, December 31, 2017	$310,459	$26,353	$400	$1,130	$(20,145)	$1,187	$319,384

See accompanying notes to consolidated financial statements.

INVESQUE INC.
Consolidated Statements of Cash Flows
(Expressed in thousands of U.S. dollars)
Years ended December 31, 2018 and 2017

	Year ended December 31, 2018	Year ended December 31, 2017

Cash flows from operating activities:
Net income (loss)	$(12,275)	$16,263
Items not involving cash:
Fair value adjustment of investment properties	14,385	8,846
Fair value adjustment of financial instruments	2,325	(2,292)
Fair value adjustment of contingent consideration	10,676	—
Allowance for credit losses on loans and interest receivable	11,336	—
Straight-line rent	(10,831)	(5,982)
Finance costs from operations	38,264	16,055
Change in non-controlling interest liability	17,927	—
Income from joint ventures	(5,450)	—
Change in fair value of investment in MS-SW Development Fund Holdings, LLC	(214)	(178)
Deferred income tax	(2,881)	5,371
Interest paid	(34,313)	(16,538)
Interest income received	1,554	4,062
Change in non-cash operating working capital:
Tenant and other receivables	(6,256)	(524)
Accounts payable and accrued liabilities	(2,491)	1,681
Unearned revenue	(551)	814
Other assets	(2,690)	2,617
Other liabilities	3,030	9,414
Accrued real estate taxes	3,427	1,205
Net cash provided by operating activities	$24,972	$40,814

Cash flows from financing activities:
Proceeds from credit facilities	$437,459	$34,741
Payments on credit facilities	(313,300)	(41,847)
Debt issuance costs paid	(7,516)	(3,951)
Proceeds from mortgages payable	25,186	90,204
Payments of mortgages payable	(68,972)	(42,201)
Dividends paid to common shareholders	(34,952)	(23,414)
Payment for repurchase of common shares	(408)	—
Proceeds from issuance of Preferred Share capital, net of issuance costs (note 13)	44,753	26,500
Proceeds from issuance of 2018 Convertible Debentures (note 10)	50,000	—
Cash provided by financing activities	$132,250	$40,032

Cash flows from investing activities:
Additions to investment properties	$(186,632)	$(77,359)
Dispositions of investment properties	49,671	22,678
Distributions from joint ventures	8,164	—
Contributions to joint ventures	(1,655)	—
Distributions to non-controlling interest partners	(128)	—
Proceeds from return of equity investment in MS-SW Development Fund Holdings, LLC	848	—
Proceeds from income support agreement	327	156
Construction costs	(4,600)	(9,214)
Prepaid acquisition costs	—	(504)
Issuance of loans receivable	(29,288)	(20,925)
Repayment of loans receivable	20,091	9,629
Cash used in investing activities	$(143,202)	$(75,539)

Increase in cash and cash equivalents	14,020	5,307

Cash and cash equivalents, beginning of period	12,958	7,651

Cash and cash equivalents, end of period	$26,978	$12,958

See accompanying notes to consolidated financial statements.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

Invesque Inc. (the "Company") was incorporated on May 31, 2007 under the Business Corporations Act (Ontario). Effective April 4, 2016, the Company changed its name from "Kingsway Arms Retirement Residences Inc." to "Mainstreet Health Investments Inc." and continued under the laws of the Province of British Columbia. Effective January 3, 2018, the Company changed its name from "Mainstreet Health Investments Inc." to "Invesque Inc." and continued under the laws of the Province of British Columbia. The Company's registered office is 2500 - 700 W Georgia Street, Vancouver, British Columbia V7Y 1B3.
The Company is a North American health care real estate company with a growing portfolio of high quality properties located in the United States and Canada. The Company partners with industry leaders to invest across the health care spectrum. Specifically, the Company will look to acquire and invest in predominately transitional care, long-term care, memory care, assisted living, independent living and medical office properties. At December 31, 2018, the Company owns interests in a portfolio of 98 health care and senior living properties.

1.	Basis of preparation:
(a)    Statement of compliance:
These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS"), as issued by the International Accounting Standard Board ("IASB").

These consolidated financial statements were approved by the Board of Directors of the Company and authorized for issuance on March 13, 2019.

(b)    Basis of measurement:

These consolidated financial statements have been prepared on a historical cost basis, except for investment properties, derivative financial instruments, investment in MS-SW Development Fund Holdings, LLC and deferred shares, which are measured at fair value through profit and loss ("FVTPL").

(c)    Principles of consolidation:
(i)Transactions eliminated on consolidation:
The consolidated financial statements comprise the financial statements of the Company and its subsidiaries as of December 31, 2018, including Invesque International Holdings Inc., Invesque US Holdings Inc., Invesque Holdings, LP and project specific limited partnerships. All intercompany transactions and balances are eliminated on consolidation.

(ii)Joint arrangements:

A joint venture is a joint arrangement, whereby the parties that have joint control of the arrangement have rights to the net assets of the arrangement.

A joint operation is a joint arrangement, whereby the parties that have joint control of the arrangement have rights to the assets and obligations for the liabilities, relating to the arrangement.

These consolidated financial statements include the Company's proportionate share of each of the assets, liabilities, revenue and expenses of joint operations on a line-by-line basis. Joint ventures are included in the Company's consolidated financial statements as investments using the equity method, whereby the investment is initially recognized at cost and adjusted thereafter for the post-acquisition change in the net assets. The Company's share of joint venture profit or loss is included in the consolidated statements of income and comprehensive income.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

(d)    Functional and presentation currency:

The consolidated financial statements are presented in U.S. dollars, which is the functional and presentational currency of the Company.

Assets and liabilities of operations having a functional currency other than the U.S. dollar are translated at the rate of exchange at the consolidated statement of financial position dates. Revenue and expenses are translated at average rates for the year, unless exchange rates fluctuated significantly during the year, in which case the exchange rates at the dates of the transaction are used. Gains or losses on translating a foreign operation are included in other comprehensive income ("OCI") as a component of equity.

Foreign currency transactions are translated into the functional currency using exchange rates prevailing at the date of the transactions. Foreign currency denominated monetary assets and liabilities are translated using the prevailing rate of exchange at the consolidated statement of financial position dates. Gains and losses on translation of monetary items are recognized in the consolidated statements of income in general and administrative expenses.

(e)    Use of estimation and uncertainty:

The preparation of the Company's consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected. Assumptions and estimation uncertainties that have a significant risk of resulting in a material adjustment in the year ending December 31, 2018 are as follows:

(i)Investment properties:

The estimates used when determining the fair value of investment properties are capitalization rates, stabilized future cash flows, terminal capitalization rates and discount rates. The capitalization rate applied is reflective of the characteristics, location and market of each investment property. The stabilized future cash flows of each investment property are based upon rental income from current leases and assumptions about market rent from future leases reflecting current conditions, less future cash outflows relating to such current and future leases. Management determines fair value internally utilizing internal financial information, external market data and capitalization rates provided by independent industry experts.

(ii)Accounting for convertible debentures:

Management estimates the allocation of the debt and equity components of convertible debentures. The liability allocation is based upon the fair value of a similar liability that does not have an equity conversion option and the residual is allocated to the equity component.

(iii)Loans receivable:

The determination of an allowance for credit losses takes into account different factors and varies by nature of investment. These judgments include changes in circumstances that may cause future assessments of credit risk to be materially different from current assessments, which would require an increase or decrease in the allowance of credit risk.

(iv)Other:

Estimates are also made in the determination of the fair value of financial instruments and include assumptions and estimates regarding future interest rates, the relative creditworthiness of the Company to its counterparties, the credit risk of the Company's counterparties relative to the Company, the estimated future cash flows and discount rates.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

(f)    Critical judgments:

Judgments made in applying accounting policies that have the most significant effect on the amounts recognized in the consolidated financial statements are as follows:

(i)Accounting for leases:

The Company uses judgment regarding the present value of lease payments, the fair value of assets and the determination of the lease term in assessing the classification of its leases as operating leases, in particular with long-term leases in single operator properties. The Company has determined that all of its leases are operating leases.

(ii)Accounting for acquisitions:

Management must assess whether an acquisition should be accounted for as an asset purchase or business combination. This assessment impacts the accounting treatment of transaction costs, the allocation of the costs associated with the acquisition and whether or not goodwill should be recognized. With the exception of the acquisition of Care Investment Trust, LLC, the Company's acquisitions have generally been determined to be asset purchases as the Company does not acquire an integrated set of processes as part of the acquisition transaction.

2.	Significant accounting policies:
(a)Cash and cash equivalents:

Cash and cash equivalents consists of cash on hand and highly liquid marketable investments with an original maturity of 90 days or less at their date of purchase and are stated at cost, which approximates fair value. As at December 31, 2018 and 2017, there were no cash equivalents.

(b)Investment properties:

Investment properties are held to earn rental income or for capital appreciation or both, but not for sale in the ordinary course of business. All of the Company's income properties are investment properties. On acquisition, investment properties are initially recorded at cost, including transaction costs. Subsequent to initial recognition, the Company uses the fair value model to account for investment properties under International Accounting Standard ("IAS") 40, Investment Property. Under the fair value model, investment properties are recorded at fair value, which is determined based on available market evidence, at the statement of financial position date. Related fair value gains and losses are recorded in income and comprehensive income for the period in the period in which they arise.

Subsequent capital expenditures are added to the carrying value of the investment properties only when it is probable that future economic benefits will flow to the property and the cost can be measured reliably.

Properties under development include those properties, or components thereof, that will undergo activities that will take a substantial period of time to prepare the properties for their intended use as income properties. Borrowing costs related to development properties are capitalized to the costs of the projects. Properties under development are also adjusted to fair value at each consolidated balance sheet date with fair value adjustments recognized in income.

Investment property is classified as held for sale when the property is available for immediate sale in its present condition subject only to terms that are usual and customary for the sale of investment properties, its sale is highly probable and expected to be completed with one year. Investment property is derecognized when it has been disposed of or permanently withdrawn from use and no future economic benefit is expected from its disposal.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

(c)Fair value measurement:
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

(i)	in the principal market for the asset or liability; or

(ii)	in the absence of a principal market, in the most advantageous market for the asset or liability.
The principal or the most advantageous market must be accessible by the Company.
The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability assuming that market participants act in their economic best interests.
The Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.
All assets and liabilities for which fair value is measured or disclosed in the consolidated financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:
Level 1 - quoted (unadjusted) market prices in active markets for identical assets or liabilities.
Level 2 - valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable.
Level 3 - valuation techniques for which the lowest level input that is significant to the fair value measurement is not observable.
For assets and liabilities that are recognized in the consolidated financial statements at fair value on a recurring basis, the Company determines whether transfers have occurred between levels in the hierarchy by reassessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

For the purpose of fair value disclosures, the Company has determined classes of assets and liabilities on the basis of the nature, characteristics and risks of the asset or liability and the level of the fair value hierarchy as explained above.

(d)Financial instruments - Policy applicable from January 1, 2018:

Financial instruments are generally measured at fair value on initial recognition. The classification and measurement of financial assets consists of the following categories: (i) measured at amortized cost, (ii) fair value through profit and loss ("FVTPL"), or (iii) fair value through other comprehensive income (''FVTOCI''). Financial assets classified at amortized cost are measured using the effective interest method. Financial assets classified as FVTPL are measured at fair value with gains and losses recognized in the consolidated statement of income and comprehensive income. Financial assets classified as FVTOCI are measured at fair value with gains or losses recognized through other comprehensive income, except for gains and losses pertaining to impairment or foreign exchange recognized through profit or loss.

The classification and measurement of financial liabilities consists of the following categories: (i) measured at amortized cost and (ii) FVTPL. Financial liabilities classified at amortized cost are measured using the effective interest method. Financial liabilities classified as FVTPL are measured at fair value with changes in fair value attributable to changes in the credit risk of the liability presented in other comprehensive income, and the remaining amount of change in fair value presented in the consolidated statement of income and comprehensive income

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

The following summarizes the Company's classification of financial instruments:

Financial assets and liabilities	Measurement

Cash	Amortized cost
Restricted cash	Amortized cost
Tenant and other receivables	Amortized cost
Security deposits and costs related to future acquisitions	Amortized cost
Income support receivable	Amortized cost
Escrow deposits held by lender	Amortized cost
Loans receivable	Amortized cost/FVTPL
Derivative instruments	FVTPL
Investment in MS-SW Development Fund Holdings, LLC	FVTPL
Accounts payable and accrued liabilities	Amortized cost
Accrued real estate taxes	Amortized cost
Construction payable	Amortized cost
Dividends payable	Amortized cost
Liability to previous owner of Care	Amortized cost
Security deposits received from tenants	Amortized cost
Escrows collected from tenants	Amortized cost
Contingent consideration liabilities	FVTPL
Mortgages payable	Amortized cost
Credit facilities	Amortized cost
Convertible debentures	Amortized cost

The Company derecognizes a financial asset only when the contractual rights to the cash flows from the asset expire or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another entity. The Company derecognizes a financial liability when, and only when, the Company’s obligations are discharged, cancelled or they expire. The difference between the carrying amount of the financial liability derecognized and the consideration paid and payable is recognized through profit or loss.

The Company adopted the practical expedient to determine expected credit losses ("ECL") on tenant and other receivables using a provision matrix based on historical credit loss experiences adjusted for current and forecasted future economic conditions to estimate lifetime ECL. Impairment losses are recorded in the consolidated statements of income and comprehensive income with the carrying amount of the financial asset or group of financial assets reduced through the use of impairment allowance accounts.

Transaction costs other than those related to financial instruments classified as FVTPL, which are expensed as incurred, are capitalized to the carrying amount of the instrument and amortized using the effective interest method. These costs include discounts or premiums relating to assumed debt, fees and commissions paid to agents, brokers, advisers, lenders and insurers, transfer taxes and duties.

The effective interest method is a method of calculating the amortized cost of a financial asset or liability and of allocating interest income or expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments through the expected life of the financial asset or liability, or (where appropriate) a shorter period, to the net carrying amount on initial recognition.

Financial assets and financial liabilities are offset and the net amount presented in the consolidated statements of financial position when, and only when, the Company has a legal right to offset the amounts and intends either to settle them on

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

a net basis or to realize the asset and settle the liability simultaneously.

(i)	Convertible debentures:

The convertible debentures are compound financial instruments as they contain both a liability and an equity component.

At the date of issuance, the liability component of convertible debentures is recognized at its estimated fair value of a similar liability that does not have an equity conversion option and the residual is allocated to the equity component. Any directly attributable transaction costs are allocated to the liability and equity components in proportion to their initial carrying amounts. Subsequent to initial recognition, the liability component of the convertible debenture is measured at amortized cost using the effective interest rate method. The equity component is not remeasured subsequent to initial recognition and will be transferred to share capital when the conversion option is exercised, or, if unexercised, at maturity. Interest, losses and gains relating to the financial liability are recognized in income and comprehensive income.

(ii)	Impairment of financial assets:

The Company recognizes loss allowances for expected credit loss ("ECL") on financial assets measured at amortized cost, unfunded loan commitments and financial guarantee contracts. The Company applies a three-stage approach to measure allowance for credit losses. The Company measures loss allowance at an amount equal to 12 months of expected losses for performing loans if the credit risk at the reporting date has not increased significantly since initial recognition (Stage 1) and at an amount equal to lifetime expected losses on performing loans that have experienced a significant increase in credit risk since origination (Stage 2) and at an amount equal to lifetime expected losses which are credit impaired (Stage 3).

Allowance on Performing Loans

The Company maintains an allowance in order to address impairment in the existing portfolio for loans that have not yet been individually identified as impaired. An allowance is recorded for expected credit losses on financial assets regardless of whether there has been an actual loss event. The Company recognizes a loss allowance at an amount equal to 12 month expected credit losses, if the credit risk at the reporting date has not increased significantly since initial recognition (Stage 1). The Company will record expected credit losses over the remaining life of performing financial assets which are considered to have experienced a significant increase in credit risk (Stage 2).

The determination of a significant increase in credit risk takes into account different factors and varies by nature of investment. The Company assumes that the credit risk on a financial asset has increased significantly if it is more than 30 days past due or certain criteria are met which are specific to the individual borrower based on judgment.

When determining the expected credit loss provision, the Company considers reasonable and supportable information that is relevant and available without undue cost or effort. Management considers past events, current market conditions and reasonable forward-looking supportable information about future economic conditions. In assessing information about possible future economic conditions, management utilized multiple economic scenarios including a base case, which represents the most probable outcome and is consistent with management's view of the financial asset. In considering the lifetime of a loan, the contractual period of the loan, including prepayment, extension and other options is generally used.

The calculation of expected credit losses includes the explicit incorporation of forecasts of future economic conditions. In determining expected credit losses, management has considered key macroeconomic variables that are relevant to each investment type. The estimation of future cash flows also includes assumptions about local real estate market conditions, availability and terms of financing, underlying value of the security and various other factors. These assumptions are limited by the availability of reliable comparable market data, economic uncertainty and the uncertainty of future events. Accordingly, by their nature, estimates of

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

impairment are subjective and may not necessarily be comparable to the actual outcome. Should the underlying assumptions change, the estimated future cash flows could vary. We exercise judgment to incorporate multiple economic forecasts in the determination of the final expected credit loss. The allowance is sensitive to changes in both economic forecast and the probability-weight assigned to each forecast scenario.

Allowance on Impaired Loans

The Company considers a financial asset to be credit impaired when the borrower is more than 90 days past due and when there is objective evidence that there has been a deterioration of credit quality to the extent the Company no longer has reasonable assurance as to the timely collection of the full amount of principal and interest or when the Company has commenced enforcement remedies available to it under its contractual agreements. Allowances for impaired loans (Stage 3) are recorded for individually identified impaired loans to reduce their carrying value to the expected recoverable amount. The Company reviews loans receivable on an ongoing basis to assess whether any loans should be classified as impaired and whether an allowance or write-off should be recorded. To determine the amount the Company expects to recover from an individually significant impaired loan, the Company uses the value of the estimated future cash flows discounted at the loans' original effective interest rate. The determination of estimated future cash flows of a collateralized impaired loan reflects the expected realization of the underlying security, net of expected costs and any amounts legally required to be paid to the borrower.

(iii)	Derivative instruments:

The Company uses derivative financial instruments to manage interest rate risk exposures. Embedded derivatives are separated from the host contract and accounted for separately if the economic characteristics and risks of the host contract and the embedded derivative are not closely related. If a separate instrument with the same terms as the embedded derivative would meet the definition of a derivative, the combined instrument is not measured at fair value through profit or loss.

Derivative financial instruments, including embedded derivatives that must be separately accounted for, are initially valued at fair value; attributable transaction costs are recognized in profit or loss as incurred. Subsequent to initial recognition, derivatives are measured at fair value, and changes therein are recognized immediately in income and comprehensive income.

(e)Financial instruments - Policy applicable before January 1, 2018:

The classification and measurement of the Company's financial instruments prior to January 1, 2018 is outlined in note 2(k). The previous policy for impairment of financial instruments differed from the current policy as set out below.

Impairment of non-derivative financial assets:

Financial assets not classified as FVTPL are assessed at each reporting date to determine whether there is objective evidence of impairment. A financial asset is impaired if objective evidence indicates that a loss event has occurred after the initial recognition of an asset and that the loss event has had a negative effect on the estimated future cash flows of that asset which can be estimated reliably.

An impairment loss with respect to investments measured at amortized cost is calculated as the difference between its carrying amount and the present value of the estimated future cash flows discounted at the asset's original effective interest rate. Losses are recognized in the consolidated statements of income and comprehensive income and are reflected in an allowance account against the investments. Interest on the impaired assets continues to be recognized through the unwinding of the discount if it is considered collectible. When a subsequent event causes the amount of impairment loss to decrease, the decrease in impairment loss is reversed through profit or loss.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

(f)Non-controlling interest liability

The Company records third-party interests in the net assets of consolidated entities which do not qualify to be classified as equity as non-controlling interest liabilities. Such interests are initially recognized at fair value and are subsequently measured at amortized cost, with any changes recorded as change in non-controlling interest liability in the consolidated statements of income and comprehensive income.

(g)Revenue recognition:

(i)	Lease revenue from third party operators:

The Company accounts for its leases with operators as operating leases given that it has retained substantially all of the risks and benefits of ownership of investment properties.

The Company also earns revenue from tenants from various sources consisting of rent earned under lease agreements, property tax and operating cost recoveries and other incidental income. Revenue from lease components is recognized on a straight-line basis over the lease term and includes the recovery of property taxes and insurance. Revenue recognition commences when a tenant has the right to use the premises and is recognized pursuant to the terms of the lease agreement.

Revenue related to the services component of the Company’s leases is accounted for in accordance with IFRS 15, Revenue from Contracts with Customers. These services consist primarily of utilities, cleaning and property maintenance costs for which the revenue is recognized over time, typically as the costs are incurred, which is when the services are provided.

(ii)	Lease revenue from joint ventures:

The Company earns revenue under lease arrangements with operating entities which are jointly owned with Autumnwood Lifestyles Inc. ("Autumnwood") (note 6). The leases are accounted for as operating leases and lease revenue is recognized on a straight-line basis over the term of the underlying leases.

(h)Employee benefits:

(i)	Short-term benefits:

Short-term employee benefit obligations, including vacation and bonus payments, are measured on an undiscounted basis and are expensed as the related service is provided. Liabilities are recognized for the amounts expected to be paid within 12 months as the Company has an obligation to pay this amount as a result of past service provided by the employee, and the obligation can be estimated reliably. Short-term employee benefits are recorded in accounts payable and other liabilities.

(ii)	Share-based payment plans:

The Company maintains a Deferred Share Incentive Plan (note19) for its employees and directors. This plan is considered cash-settled and fair value changes in the amount payable are recognized through profit or loss with a corresponding change in liabilities. The awards are fair-valued on the basis of the share price at each reporting period and at the settlement date and the change in fair value on the amortized share-based compensation expense is recognized as compensation expense.

(i)Levies:

In accordance with IFRS Interpretations Committee ("IFRIC") 21, Levies ("IFRIC 21"), for its properties located in the United States, the Company recognizes the full amount of annual property tax liabilities at the point in time when the realty tax obligation is imposed. For properties located in Canada, property tax liabilities are recognized on a monthly basis.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

(j)Income taxes:

Income tax expense comprises current and deferred tax. Tax is recognized in profit or loss except to the extent it relates to a business combination, or items recognized directly in equity or other comprehensive income.

Current tax comprises the expected tax payable or receivable on the taxable income or loss for the year and any adjustments to tax payable or receivable in respect of previous years. It is measured using rates enacted or substantively enacted at the reporting date. Current tax also includes any tax arising from dividends.

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for:

(i)	Temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss;

(ii)
Temporary differences related to investments in subsidiaries and associates to the extent that the Company is able to control the timing of reversal of the temporary differences and it is probable that they will not reverse in the foreseeable future; and

(iii)	Taxable temporary differences arising on the initial recognition of goodwill.

Deferred tax assets are recognized for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future taxable income will be available against which they can be used. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, using tax rates enacted or substantively enacted at the reporting date.

The measurement of deferred tax reflects the tax consequences that would follow from the manner in which the Company expects, at the reporting date, to recover or settle the carrying amounts of its assets and liabilities.

Deferred tax assets and liabilities are offset only if certain criteria are met.

Judgement is required to assess the interpretation of tax legislation when recognizing and measuring current and deferred tax assets and liabilities. The impact of different interpretations and applications could potentially be material. The Company recognizes a tax benefit from an uncertain tax position when it is probable that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits.

A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Management's estimate of future taxable profits and the recognition of deferred tax assets are reviewed at each reporting date and deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

(k)IFRS amendments adopted in 2018:

(i)	Amendments to IFRS 2 Share-based payment (“IFRS 2”)

The Company adopted amendments to IFRS 2, beginning on January 1, 2018, the mandatory effective date. There was no material impact from the adoption of the amendments to IFRS 2.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

(ii)    IFRS 9 Financial Instruments (“IFRS 9”)

The Company adopted IFRS 9 which replaces IAS 39 Financial Instruments: Recognition and Measurement (“IAS 39”), beginning on January 1, 2018, the mandatory effective date. The adoption of IFRS 9 was applied retrospectively, without restatement of the comparative period, with the $364 impact recognized as an adjustment to opening retained earnings as at January 1, 2018.

IFRS 9 contains a new classification and measurement approach which requires financial assets to be classified and measured based on the business model in which they are managed and the characteristics of their contractual cash flows. IFRS 9 contains three principal classification categories for financial assets: measured at amortized cost, fair value through other comprehensive income and fair value through profit or loss, and eliminates the existing IAS 39 categories of held to maturity, loans and receivables and available for sale.
A financial asset is measured at amortized cost if it meets both of the following conditions and is not designated as at fair value through profit or loss:
(a)It is held within a business model whose objective is to hold assets to collect contractual cash flows; and

(b)Its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

All financial assets not classified as measured at amortized cost as described above are measured at fair value.
IFRS 9 largely retains the existing requirements in IAS 39 for the classification of financial liabilities. However, under IAS 39 all fair value changes of liabilities designated as fair value through profit or loss are recognized in profit or loss, whereas under IFRS 9 the amount of change in fair value attributable to changes in the credit risk of the liability is presented in other comprehensive income, and the remaining amount of change in fair value is presented in profit or loss.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

The following table summarizes the classification impacts upon adoption of IFRS 9.

Asset/Liability	Classification under IAS 39	Classification under IFRS 9
Cash	FVTPL	Amortized cost
Restricted cash	Loans and receivables	Amortized cost
Tenant and other receivables	Loans and receivables	Amortized cost
Security deposits and costs related to future acquisitions	Loans and receivables	Amortized cost
Income support receivable	Loans and receivables	Amortized cost
Escrow deposits held by lender	Loans and receivables	Amortized cost
Loans receivable	Loans and receivables	Amortized cost/FVTPL
Derivative instruments	FVTPL	FVTPL
Investment in MS-SW Development Fund Holdings, LLC	FVTPL	FVTPL
Accounts payable and accrued liabilities	Other liabilities at amortized cost	Amortized cost
Accrued real estate taxes	Other liabilities at amortized cost	Amortized cost
Construction payable	Other liabilities at amortized cost	Amortized cost
Dividends payable	Other liabilities at amortized cost	Amortized cost
Liability to previous owner of Care	Other liabilities at amortized cost	Amortized cost
Security deposits received from tenants	Other liabilities at amortized cost	Amortized cost
Escrows collected from tenants	Other liabilities at amortized cost	Amortized cost
Contingent consideration liabilities	FVTPL	FVTPL
Mortgages payable	Other liabilities at amortized cost	Amortized cost
Credit facilities	Other liabilities at amortized cost	Amortized cost
Convertible debentures	Other liabilities at amortized cost	Amortized cost

For impairment of financial assets, IFRS 9 replaces the 'incurred loss' model in IAS 39 with a forward-looking 'expected credit loss' ("ECL") model. The new impairment model applies to financial assets except for investments in equity instruments, and to contract assets, lease receivables, loan commitments and financial guarantee contracts.

The Company adopted the practical expedient to determine ECL on trade and other receivables using a provision matrix based on historical credit loss experiences adjusted for current and forecasted future economic conditions to estimate lifetime ECL.

(iii) Revenue from Contracts with Customers (“IFRS 15”)

IFRS 15 is effective for annual periods beginning on or after January 1, 2018, replacing all existing guidance in IFRS related to revenue, including (but not limited to) IAS 11 Construction Contracts, IAS 18 Revenue, IFRIC 15 Agreements for the Construction of Real Estate.

IFRS 15 contains a single, control-based model that applies to contracts with customers and provides two approaches to recognizing revenue: at a point in time or over time. The model features a contract-based five-

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

step analysis of transactions to determine whether, how much and when revenue is recognized. IFRS 15 also includes additional disclosure requirements for revenue accounted for under the standard.

The Company adopted IFRS 15 beginning on January 1, 2018, using the cumulative effect method, which means that the Company did not apply the requirements of IFRS 15 to the comparative period presented. The effect of initially applying this standard would have been recognized at January 1, 2018, however, the adoption of IFRS 15 did not have an impact on the timing of recognition or measurement of revenue.

(l)IFRS standards and amendments issued but not yet effective:

(i)
On January 13, 2016, the IASB issued IFRS 16, Leases ("IFRS 16"). IFRS 16 will replace IAS 17, Leases ("IAS 17"). The new standard introduces a single lessee accounting model and requires a lessee to recognize assets and liabilities for all leases with a term of more than 12 months, unless the underlying asset is of low value. A lessee is required to recognize a right-of-use asset, representing its right to use the underlying asset and a lease liability, representing its obligation to make lease payments. This standard substantially carries forward the lessor accounting requirements of IAS 17, while requiring enhanced disclosures to be provided by lessors. Other areas of the lease accounting model have been impacted, including the definition of a lease. Transitional provisions have been provided. The new standard is effective for annual periods beginning on or after January 1, 2019. Earlier application is permitted for entities that apply IFRS 15, Revenue from Contracts with Customers, at or before the date of initial adoption of IFRS 16. The adoption of this standard is not expected to have a material impact on the Company's consolidated financial statements.

(ii)
On June 7, 2017, the IASB issued IFRIC Interpretation 23, Uncertainty over Income Tax Treatments ("IFRIC 23"), which provides guidance on the accounting for current and deferred tax liabilities and assets in circumstances in which there is uncertainty over income tax treatments. The new standard is effective for annual periods beginning on or after January 1, 2019. Earlier application is permitted. IFRIC 23 requires (i) an entity to contemplate whether uncertain tax treatments should be considered separately, or together as a group, based on which approach provides better predictions of the resolution; (ii) an entity to determine if it is probable that the tax authorities will accept the uncertain tax treatment; and (iii) if it is not probable that the uncertain tax treatment will be accepted, measure the tax uncertainty based on the most likely amount of expected value, depending on whichever method better predicts the resolution of the uncertainty. The Company intends to adopt these amendments in its consolidated financial statements for the year beginning on January 1, 2019. The adoption of this standard is not expected to have a material impact on the Company's consolidated financial statements.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

3.	Loans receivable:

Loans receivable issued as at December 31, 2018 and 2017 are detailed in the table below:

Debtor	Loan Type	December 31, 2018	December 31, 2017	Issued Date	Maturity Date (1)	Current Interest Rate	PIK Interest Rate

MS-SW Mezzanine Fund, LLC	Mezzanine loan	$1,271	$3,964	September 1, 2016	September 1, 2020	10.5%	4.0%
MS Webster Holdings, LLC	Mezzanine loan	—	2,640	September 2, 2016	September 2, 2020	10.5%	3.0%
MS Lincoln Holdings, LLC	Mezzanine loan	—	3,697	September 30, 2016	October 1, 2020	10.5%	4.0%
MS Surprise, LLC	Mezzanine loan	2,965	2,878	November 1, 2016	October 1, 2021	10.5%	3.0%
MS Parker Holdings II, LLC	Mezzanine loan	3,725	3,581	November 1, 2016	September 1, 2021	12.0%	4.0%
Mainstreet Investment Company, LLC	Interest-only loan	3,932	5,075	December 22, 2016	December 22, 2018	8.5%	1.5%
Autumnwood Lifestyles Inc.	Revolving credit facility	1,100	1,193	November 1, 2016	October 31, 2018 (3)	8.0%	—%
Autumnwood Lifestyles Inc.	Loan receivable	367	1,193	June 29, 2017	On Demand	8.0%	—%
Symcare ML, LLC	Loan receivable	7,206	7,032	October 20, 2017	June 30, 2019	2.5%	2.5%
MCA Memory Care America, LLC	Loan receivable	300	606	November 6, 2017	April 1, 2019	10.0%	—%
Mainstreet Development Fund III, LP	Loan receivable	652	652	November 28, 2017	On Demand	6.5%	—%
Autumnwood Lifestyles Inc.	Loan receivable	—	1,318	December 19, 2017	August 12, 2018	—%	—%
Mainstreet Property Group, LLC	Loan receivable	—	2,602	December 29, 2017	February 28, 2018	7.0%	—%
Mainstreet Development Fund II, LP	Loan receivable	397	—	January 31, 2018	On Demand	15.0%	—%
Mainstreet Development Fund II, LP	Loan receivable	507	—	February 23, 2018	On Demand	15.0%	—%
Park Terrace Operating, LLC, Seneca Lake Terrace Operating, LLC, Premier Senior Living, LLC	Loan receivable	700	—	August 16, 2013 (2)	August 16, 2025	8.7%	—%
Ellipsis Real Estate Partners	Loan receivable	4,043	—	May 4, 2018	May 4, 2028	—%	14.5%
Symcare ML, LLC	Loan receivable	7,557	—	December 26, 2018	January 1, 2033	—%	10.0%
PAIF-MS, LLC	Loan receivable	1,900	—	December 31, 2018	January 25, 2019	5.0%	—%
YAL Borrower LLC	Interest-only loan	2,000	—	December 31, 2018	December 30, 2020	5.0%	—%
YAL Borrower LLC	Loan receivable	2,000	—	December 31, 2018	December 30, 2020	5.0%	—%
Allowance for losses on loans receivable		(10,341)	—

Carrying value of loans recorded at amortized cost		$30,281	$36,431
Javelina Ventures, LLC	Loan receivable - FVTPL	2,141	—	December 31, 2018	(4)	—%	5.0%
Carrying value of loans receivable		32,422	36,431
Less current portion		12,241	11,446
Long-term portion		$20,181	$24,985

(1) Mezzanine loans are due at the time of sale of the property if sale occurs earlier than the stated maturity date.
(2) Loan assumed during the acquisition of Care (defined below) on February 1, 2018. Loan was originally issued by Care PSL Holdings LLC on August 16, 2013.
(3) Maturity date is the later of October 31, 2018 and the completion of the expansion projects at the Marina Point and Red Oak Facilities. The projects are not yet complete.
(4) The repayment of this loan is pursuant to Javelina Ventures Operating Agreement in which net available cash from operations will be used to repay the principal and accrued interest on this loan.

On March 26, 2018, a subsidiary of the Company entered into a loan agreement with the tenant operator of the Symphony Portfolio ("Symcare") for a principal amount of $3,659 with provisions for an additional $2,000 line of credit. The loan earns 5.00% annual interest, of which a portion is payable at a current pay rate on a monthly basis ("Current Interest"), with the

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

remaining portion of interest accruing until the earlier of the loan's maturity or prepayment ("PIK Interest"). The maturity date of the loan is June 30, 2019. On June 29, 2018, the loan was amended to extend the line of credit to $2,122. On July 31, 2018, the loan was amended to increase the total borrowing capacity to $6,401. On August 31, 2018, the loan was amended to increase the total borrowing capacity to $7,522. On December 28, 2018, the Company agreed to release $9,000 being held by a third party escrow agent on behalf of Symcare which were held to serve as a security deposit for Symcare's obligations under the lease agreement. These funds were used to repay in full the outstanding principal and accrued interest on this loan, as well as other amounts due.

On December 26, 2018, a subsidiary of the Company entered into a loan agreement with Symcare with a total capacity of $15,000 and a maturity date of January 1, 2033. As at December 31, 2018, Symcare had drawn $7,557 on this loan. The loan earns 10% interest accruing to the balance of the loan through December 1, 2019. Through and including December 1, 2022, half of the interest will accrue to the loan balance with the remaining portion payable at a current pay rate on a monthly basis. Commencing January 1, 2023 the full amount of monthly interest payments shall be paid each month.

On May 4, 2018, a subsidiary of the Company entered into a development agreement with Ellipsis Real Estate Partners LLC ("Ellipsis") and issued a loan of $1,600 to fund the development of seniors housing and medical office properties in the United States The loan earns 14.5% annual interest and the principal amount and all accrued interest is due the earlier of the maturity date, May 4, 2028, or the sale of certain development projects. On September 14, 2018, the Company funded an additional $2,400 to Ellipsis pursuant to the original agreement.

On December 31, 2018, a subsidiary of the Company issued two loans, each with a balance of $2,000, to the buyer of the Traditions Portfolio (note 5). These notes each earn 5% interest and are due December 30, 2020. One loan receives interest only monthly payments while the other loan receives monthly payments of interest and amortizing principal. The Company recorded a non-controlling interest liability of $2,000 to reflect the interest of the Company's partner in the Traditions Portfolio, as such partner has an assigned interest in one of the loans.

On December 31, 2018, a subsidiary of the Company issued a loan to Javelina Ventures, LLC for $2,141, earning 5% annual interest. Concurrently, the Company entered into an operating agreement in which it will share in 5% of the net available cash flows from operations. Pursuant to the operating agreement, the loan will be repaid with net available cash from operations following a waterfall schedule outlined in the agreement.

Loans receivable and associated allowance for losses on loans receivable as at December 31, 2018 are as follows:

	Stage 1	Stage 2	Stage 3	Total
Loans receivable, net of loan fees	$29,314	$1,556	$11,893	$42,763
Allowance for losses on loans receivable	(293)	(78)	(9,970)	(10,341)
Loans receivable, net of allowances	$29,021	$1,478	$1,923	$32,422

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

The changes in the allowance for credit losses during the year ended December 31, 2018 are shown in the following table:

	Stage 1	Stage 2	Stage 3	Total
Balance at the beginning of period (1)	$364	$—	$—	$364
Allowance for credit losses
Remeasurement	—	62	9,841	9,903
Transfer to/(from)				—
Stage 1	(145)	16	129	—
Stage 2	—	—	—	—
Stage 3	—	—	—	—

Total allowance for credit losses	$219	$78	$9,970	$10,267

Fundings	212	—	—	212
Repayments	(138)	—	—	(138)
Balance as at December 31, 2018	$293	$78	$9,970	$10,341
(1) Allowance recorded as an adjustment to opening retained earnings as at January 1, 2018 due to the impact of adopting IFRS 9 (note 2)

During the year ended December 31, 2018, $1,556 and $11,893 of loans receivable were transferred from Stage 1 to Stage 2 and from Stage 1 to Stage 3, respectively due to an increase in credit risk. As at December 31, 2018, $11,893 of loans receivable are categorized as Stage 3. For the year ended December 31, 2018, a loss of $9,903 was recorded in the consolidated statements of income and comprehensive income due to the increased allowance on the Stage 2 and Stage 3 loans. An additional allowance of $1,359 was recorded in respect of the related interest amounts.

The Company recognized a loss of $1,779 for the year ended December 31, 2018 in the consolidated statement of income and comprehensive income related to the impairment associated with the mezzanine loan to MS Parker II Holdings, LLC. The development project associated with the loan has been terminated, and certain loan guarantees have been assessed to have decreased in value. The Company recorded an allowance to reduce the recoverable value of the loan to the value of the land held by the project, for which the Company has a first mortgage position.

The Company recognized a loss of $3,881 for the year ended December 31, 2018 in the consolidated statement of income and comprehensive income related to the impairment associated with the interest-only loan to Mainstreet Investment Company, LLC. This loan was due on December 22, 2018 and is in default as the borrower has not repaid principal or interest. The borrower has failed to meet reporting requirements outlined in the terms of the loan. The Company has moved the balance of this loan to Stage 3 and recorded a full allowance against this loan to reflect the increased credit risk.

The Company recognized a loss of $2,932 for the year ended December 31, 2018 in the consolidated statement of income and comprehensive income related to the impairment associated with the mezzanine loan on MS Surprise, LLC. The interest payments on this loan are more than 90 days past due and the loan is in default. The Company has assessed the underlying value of all collateral and guaranties available, and has determined it is not sufficient to recover the loan balance.

The Company recognized a loss of $1,249 for the year ended December 31, 2018 in the consolidated statement of income and comprehensive income related to the impairment associated with the mezzanine loan remaining on the MS-SW Mezzanine Fund, LLC. $2,801 of this loan was repaid on December 31, 2018 representing full outstanding principal and PIK interest related to the properties in Chandler, AZ and Tucson, AZ. The remaining $1,271 of this loan is secured by a property in Loveland, CO. The interest payments on this loan are more than 90 days past due and the loan is in default. The Company has assessed the underlying value of all collateral and guaranties available, and has determined it is not sufficient to recover the remaining loan balance.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

4.	Other assets:
Other assets are as follows:

	December 31, 2018	December 31, 2017

Prepaid expense	$519	$328
Prepaid management fees (note 5)	648	—
Security deposits and costs related to future acquisitions	1,048	765
Income support receivable (note 5)	337	—
Escrow deposits held by lenders	2,565	—
Furniture, fixtures, and equipment	507	—
Other	1,481	89
	$7,105	$1,182

Current	$5,598	$1,182
Non-current	1,507	—
	$7,105	$1,182

Escrow deposits held by lenders includes amounts collected from the Company and held for use in payment of real estate taxes, property insurance and replacement reserves.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

5.	Investment properties:
(a) Investment properties:

	Number of Properties	Amount

Balance, December 31, 2016	35	$628,471
Acquisitions of income properties	6	106,296
Sale of income properties	(1)	(22,761)
Capital expenditures	—	10,248
Increase in straight-line rents	—	5,982
Fair value adjustment	—	(8,846)
Translation of foreign operations	—	2,601

Balance, December 31, 2017	40	$721,991

Acquisitions of income properties	47	462,280
Sale of income properties	(7)	(69,135)
Capital expenditures	—	13,598
Increase in straight-line rents	—	10,831
Fair value adjustment	—	(14,385)
Translation of foreign operations	—	(9,650)

Balance, December 31, 2018	80	$1,115,530

Property tax liability under IFRIC 21		(237)
Fair value adjustment to investment properties - IFRIC 21		237

		$1,115,530
At December 31, 2018, the Company used an internal valuation process to value its investment properties. Third party appraisers are engaged to prepare valuations on a portion of the portfolio annually such that one third of the portfolio is valued externally each year, and every property in the portfolio is valued externally at least once every five years.

Acquired investment properties are initially measured at cost, including directly attributable acquisition costs, when the transactions are deemed to be asset acquisitions. Acquisition costs related to business combinations are expensed in the period incurred. Subsequent to initial recognition, investment properties are measured at fair value, determined based on available market evidence. The Company uses alternative valuation methods such as the direct capitalized income approach, discounted cash flow projections (Level 3 inputs) or recent transaction prices. The fair value of investment properties reflects rental income from current leases and assumptions about rental income from future leases in light of current market conditions.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

The significant unobservable assumptions used in determining fair value of investment properties measured as at December 31, 2018 and December 31, 2017 are set out in the following table:

	December 31, 2018	December 31, 2017

Capitalization rate - range	6.50% - 8.25%	6.50% - 8.25%
Capitalization rate - weighted average	7.89%	7.96%
Terminal capitalization rate - range	5.70% - 9.25%	9.25%
Terminal capitalization rate - weighted average	7.04%	9.25%
Discount rate - range	6.70% - 9.00%	9.00%
Discount rate - weighted average	7.74%	9.00%

The fair value of investment properties is most sensitive to changes in capitalization rates, terminal capitalization rates and discount rates. Changes in the capitalization rates, terminal capitalization rates and discount rates would result in the following changes in the fair value of the Company's investment properties:

	December 31, 2018	December 31, 2017

Capitalization rate:
25-basis point increase	$(28,559)	$(19,456)
25-basis point decrease	$30,448	$20,727
Terminal capitalization rate:
25-basis point increase	$(4,281)	$(289)
25-basis point decrease	$4,629	$305
Discount rate:
25-basis point increase	$(2,479)	$(1,091)
25-basis point decrease	$2,535	$1,131

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

(b) Acquisitions and dispositions - year ended December 31, 2018

	Lincoln	Round Rock	Care	Grand Brook	San Antonio/Webster	Mohawk MOB	Buffalo MOB	Keepsake	Traditions Portfolio	Total
Number of consolidated properties acquired (disposed):	1	1	24	3	2	14	1	1	(7)	40

Net assets acquired (disposed):
Investment properties	$21,501	$22,836	$191,009	$21,695	$49,094	$136,894	$8,155	$11,096	$(69,135)	$393,145

Investment in joint ventures	—	—	84,813	—	—	—	—	—	—	84,813

Mortgages repaid (assumed)	(11,668)	(13,158)	(123,589)	—	(25,706)	—	—	(5,837)	—	(179,958)

Mezzanine loan applied against purchase	(3,723)	—	—	—	(2,697)	—	—	—	—	(6,420)

Working capital balances	—	(990)	(572)	(50)	(2,920)	(465)	(39)	(363)	(576)	(5,975)

Non-controlling interest liability	—	—	(1,188)	—	—	—	—	—	16,040	14,852

	$6,110	$8,688	$150,473	$21,645	$17,771	$136,429	$8,116	$4,896	$(53,671)	$300,457

Consideration paid/funded (received):
Cash	6,110	8,688	2,067	4,621	17,771	22,833	1,544	4,679	(49,671)	18,642

Proceeds from Secured Revolving Facility	—	—	—	17,024	—	—	—	—	—	17,024

Proceeds from Mohawk Facility, net	—	—	—	—	—	81,899	6,572	—	—	88,471

Issuance of common shares	—	—	148,406	—	—	31,080	—	—	—	179,486

Accrued transaction costs	—	—	—	—	—	1,307	—	217	—	1,524

Income support receivable	—	—	—	—	—	(690)	—	—	—	(690)

Loans issued to buyer	—	—	—	—	—	—	—	—	(4,000)	(4,000)

	$6,110	$8,688	$150,473	$21,645	$17,771	$136,429	$8,116	$4,896	$(53,671)	$300,457

i)
On January 10, 2018, a wholly owned subsidiary of the Company acquired a newly constructed transitional care facility located in Lincoln, Nebraska from Mainstreet Property Group, LLC ("Mainstreet LLC"). The property was acquired for a purchase price of $21,451 plus transaction costs and is accounted for as an asset acquisition. The acquisition was funded by the assumption of $11,668 in mortgage debt, a $3,723 credit received in satisfaction of a mezzanine loan held by the Company with respect to this property, and available cash on hand.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

ii)
On January 31, 2018, a wholly owned subsidiary of the Company acquired a newly constructed transitional care facility located in Round Rock, Texas from Mainstreet LLC. The property was acquired for a purchase price of $22,769 plus transaction costs and is accounted for as an asset acquisition. The acquisition was funded by the assumption of $13,158 in mortgage debt and available cash on hand. At the time of closing the Company also assumed $597 of liabilities related to the remaining development costs of the property which was funded through draws on the mortgage payable.

iii)
On February 1, 2018, a wholly owned subsidiary of the Company completed the acquisition of Care Investment Trust, LLC ("Care") from Tiptree Inc. The acquisition of Care includes an ownership interest in 42 seniors housing and care properties in the United States. The Care portfolio is comprised of 35 independent living, assisted living and memory care properties, and seven skilled nursing facilities located in 11 states. The Care portfolio consists of 24 properties leased to operators under long-term triple-net leases and 18 operating properties in joint venture arrangements in which the Company owns the majority joint venture interest in the real estate and the operations.

The contractual purchase price of the Company's interest in the Care portfolio was $425,000, subject to working capital adjustments and transaction costs. The purchase was funded by the assumption of $123,589 of property level indebtedness (including a mark-to-market discount adjustment of $1,219), the issuance of 16,647,236 common shares at a fixed issuance price of $9.75 per common share and $919 of cash. The fair value of the common shares issued on the closing date of the transaction, which was based on the adjusted quoted market price of the Company's common shares on February 1, 2018, was $146,736. The Care acquisition is accounted for as a business combination and as a result transaction costs are expensed as incurred. For the year ended December 31, 2018, the consolidated statement of income and comprehensive income includes transaction costs of $6,444 related to this transaction. The Company incurred additional transaction costs for business combination of $2,073 during the year ended December 31, 2017 related to this transaction. The purchase agreement also contained provisions for a post-closing true up of working capital items. The working capital true up was paid on July 3, 2018 through a combination of cash on hand of $1,148 and the issuance of common shares with a value of $1,670.

For the year end December 31, 2018, the Care portfolio has contributed revenue of $18,983 and net income of $22,670. Had the acquisition of the Care portfolio taken place on January 1, 2018, revenue for the Company for the year ended December 31, 2018 would have been $115,395 and net income for the Company for the year ended December 31, 2018 would have been $(10,308).

iv)
On February 9, 2018, a wholly owned subsidiary of the Company acquired three properties located in Garland, Texas; Grapevine, Texas and McKinney, Texas (together, the "Grand Brook Properties") for a combined purchase price of $21,500 plus transaction costs and is accounted for as an asset acquisition. The acquisition was funded by cash on hand and $17,024 in proceeds from the Secured Revolving Facility.

v)
On February 23, 2018, the Company purchased two transitional care facilities located in San Antonio, Texas and Webster, Texas from Mainstreet, LLC for a combined purchase price of $49,054 plus transaction costs and is accounted for as an asset acquisition. This transaction was funded through the assumption of $25,706 of mortgages payable, the retirement of the Company's mezzanine loan outstanding on the Webster, Texas property of $2,697 and cash on hand. At the time of closing the Company also assumed $2,920 of liabilities related to the remaining development costs of the properties which were funded through future draws on the mortgages payable.

vi)
On May 1, 2018, the Company purchased 14 multi-tenant medical office buildings located in Canada and the United States from Mohawk Medical Properties Real Estate Investment Trust and its subsidiary, Mohawk Medical Operating Partnership (I) LP (collectively, "Mohawk REIT") for a combined purchase price of $136,894. The acquisition, which is accounted for as an asset acquisition, was funded through a combination of a new credit facility of $81,899, net of loan fees, the issuance of 3,606,616 common shares and cash on hand. Mohawk Realty Advisors Ltd. and its affiliates will continue to provide asset and property management for the properties. On the day of purchase, the Company prepaid to the asset manager an amount equal to the contractual fee due under the two year initial term of the asset management agreement (note 4).

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

The Company entered into an income support agreement in conjunction with its purchase of the properties from Mohawk REIT, whereby the seller agreed to fund monthly payments to supplement rental income until certain leasing metrics are met. Upon execution of the income support agreement, the Company recorded an income support receivable of $690, which reduced the cost of the investment properties acquired.

vii)
On July 9, 2018, the Company purchased a medical office building in Williamsville, New York ("Buffalo MOB") for $7,732 plus transaction costs. This transaction was funded by $6,572 in new borrowings on the Mohawk Facility and cash on hand. Mohawk Realty Advisors Ltd. and its affiliates provide asset and property management services for the property.

viii)
On October 31, 2018, the Company purchased a memory care and assisted living facility ("Keepsake") in Syracuse, New York for $11,018, plus transaction costs. The transaction was funded by the assumption of mortgage debt of $5,837 and available cash on hand.

ix)
On December 31, 2018, the Company sold its interest in a portfolio of seven properties located in Georgia (collectively, the "Traditions Portfolio") for total consideration of $70,000, less transaction costs. Concurrently with the sale of the portfolio, the Company repaid the outstanding mortgage balance of $28,670 and a prepayment penalty of $293. $16,040 represents the net sale proceeds owed to the Company's partner in the portfolio. The Traditions Portfolio was acquired as part of the acquisition of Care, at which time the Company and the prior owner of Care entered into an agreement whereby the two parties would evenly share net proceeds from the sale of the Traditions Portfolio in the event of a sale. The Company recorded a liability of $10,676 representing the proceeds owed to the prior owner. The Company issued $4,000 of loans receivable to the buyer of the portfolio.

(c) Acquisitions and dispositions - year ended December 31, 2017

	Ensign Properties	Columbia	Omaha	Houston II	Wichita	Total
Number of properties acquired (disposed):	3	1	1	1	(1)	5

Net assets acquired (disposed):
Investment properties	$38,229	$21,420	$24,629	$22,018	$(22,761)	$83,535

Assumed mortgages	—	(8,781)	(9,925)	(12,514)	—	(31,220)

Mezzanine loan applied against purchase	—	(411)	(965)	(2,661)	—	(4,037)

Working capital balances	—	(1,937)	(1,991)	—	83	(3,845)

	$38,229	$10,291	$11,748	$6,843	$(22,678)	$44,433

Consideration paid/funded (received) by:
Cash	2,229	10,291	11,970	6,843	(22,678)	8,655

Proceeds from mortgage payable	30,000	—	—	—	—	30,000

Proceeds from Secured Revolving Facility	6,000	—	—	—	—	6,000

Development lease funded	—	—	(222)	—	—	(222)

	$38,229	$10,291	$11,748	$6,843	$(22,678)	$44,433

(i)
On May 10, 2017, a wholly owned subsidiary of the Company acquired three properties (the "Ensign Properties") for a combined purchase price of $38,000 plus transaction costs. One property is located in Glendale, Arizona and

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

provides long term and transitional care services. The other two properties are located in Rosemead, California and primarily provide combined assisted living and transitional care services. Each property is leased to a subsidiary of The Ensign Group, Inc. under a triple net master lease. The Company entered into a new mortgage secured by all three Ensign Properties to fund $30,000 of the purchase price. The debt bears interest at a variable rate of LIBOR plus 350 basis points through its maturity date of June 1, 2022. The Company funded the remainder of the purchase with cash on hand and $6,000 in proceeds from the Secured Revolving Facility.

(ii)
On November 28, 2017 the Company purchased three transitional care facilities located in Columbia, Missouri; Omaha, Nebraska and Houston, Texas from Mainstreet LLC for a purchase price of $68,000 plus transaction costs. The Company funded the transaction through a combination of assumed debt, the retirement of the Company's mezzanine loans outstanding on the three properties, cash on hand and equity in the unencumbered Wichita, Kansas property, which was sold concurrently to Mainstreet LLC for $22,775 less transaction costs. The Company held mezzanine loans on these properties with a total principal and PIK Interest balance of $4,037, which were settled as a credit towards the combined purchase price at closing.

At the acquisition date, the Omaha, Nebraska property was under development, and the vendor of the property, Mainstreet LLC, agreed to fund payment for two months until rental income commenced. The Company recorded a development lease receivable of $222, which reduced the cost of the investment property acquired. The Company has received full payment related to the development lease receivable as of December 31, 2017. Rent for this property commenced January 9, 2018.

At the acquisition date, the Company assumed a mortgage payable in the amount of $8,781 on the property located in Columbia, Missouri. The mortgage requires interest only payments and bears interest at a variable rate equal to the rate of LIBOR plus 300 basis point through the mortgage's maturity date of December 23, 2018. Subsequent to the assumption of the Columbia, Missouri property mortgage, the Company drew an additional $1,816 as of December 31, 2017 to fund its construction.

At the acquisition date, the Company assumed a mortgage payable in the amount of $9,925 on the property located in Omaha, Nebraska. The mortgage requires interest only payments and bears interest at a variable rate of LIBOR plus 325 basis points through its maturity date of December 31, 2018.

At the acquisition date, the Company assumed a mortgage payable in the amount of $12,514 on the property located in Houston, Texas. The mortgage requires interest only payments and bears interest at a variable rate of LIBOR plus 300 basis points through its maturity date of June 25, 2018.

At the time of closing the Company also assumed $3,870 of liabilities related to the remaining development costs of the properties which was recorded as a construction payable in the consolidated statement of financial position.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

6.	Joint arrangements:
As at December 31, 2018, the following are the Company's joint arrangements:

Joint arrangement	Number of properties	Location	Company ownership	Consolidation type

Invesque-Autumnwood Landlord	4	Canada	50%	Joint operation (1)
Invesque-Autumnwood Operator	4	Canada	50%	Joint venture (2)
Calamar	2	United States	75%	Joint venture (3)
Greenfield JV	3	United States	80%	Joint venture (3)
Greenfield Lansdale	1	United States	80%	Joint venture (3)
Heritage JV	3	United States	80%	Joint venture (3)
Heritage Newtown	1	United States	80%	Joint venture (3)
Heritage Harleysville	1	United States	90%	Joint venture (3)
Phoenix Fayetteville	1	United States	90%	Joint venture (3)
Royal JV	5	United States	80%	Joint venture (3)
Royal Eatonton	1	United States	65%	Joint venture (3)

(1) The Company directly holds its interest in the real estate joint operation.
(2) These joint venture arrangements have been structured through separate legal entities and lease the properties from the joint operation landlord.
(3) These joint venture arrangements have been structured through separate legal entities. The joint venture owns an interest in separate legal entities which own the real estate and operations.

The Company has entered into a number of joint arrangements for the purpose of jointly owning and operating certain of its seniors housing investments as detailed in the table above.

The Company and Autumnwood each owns a 50% direct beneficial interest in the real estate assets of the Invesque-Autumnwood Landlord entity and are jointly obligated for the related mortgages for a portfolio of four properties which are accounted for as joint operations and are accounted for under the proportionate consolidation method. The Company's 50% interest in the operations of these properties is held through separate legal entities (collectively referred to as "Invesque-Autumnwood Operators"), which under IFRS 11, Joint Arrangements, are accounted for as joint ventures using the equity method. Invesque-Autumnwood Operators have leased the real estate from the landlords under their respective lease agreements. These leases are for three-year periods, with six automatic renewals every third anniversary for a total of 21 years. The Company's share of the landlords' lease receipts, $2,991 for the year ended December 31, 2018 (2017 - $2,887), is reported as lease revenue from joint ventures. Invesque-Autumnwood Operators lease expense is included in the share of income from joint ventures in the consolidated statements of income and comprehensive income.

In connection with the acquisition of the Care portfolio on February 1, 2018, the Company acquired an interest in 18 properties held in joint arrangements. In these joint arrangements the Company owns an interest in the real estate and operations through separate legal entities at each of the properties, and has management agreements in place to provide for the day to day operations resulting in joint control of the interests. Each of these joint arrangements are accounted for as joint ventures using the equity method and the Company's share of net income is included in income from joint ventures in the consolidated statements of income and comprehensive income.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

The following tables summarize the information about the Company's investment in joint ventures, which have been accounted for under the equity method:

	Year ended December 31, 2018	Year ended December 31, 2017

Contributions to joint ventures	$1,655	$—
Distributions received from joint ventures	$8,164	$—

	December 31, 2018		December 31, 2017
	Net assets	Company share of net assets	Net assets	Company share of net assets

Cash	$4,965	$4,047	$91	$45
Tenant and other receivables	2,443	1,591	1,713	857
Other	1,349	1,021	164	82
Current assets	8,757	6,659	1,968	984

Investment properties	256,184	202,972	—	—
Property, plant and equipment	28,012	20,498	2,184	1,092
Loans receivable	3,864	39	—	—
Derivative instruments	2,024	1,726	—	—
Other non-current assets	445	325	—	—

Total assets	$299,286	$232,219	$4,152	$2,076

Accounts payable and accrued liabilities	$6,511	$4,945	$2,240	$1,096
Unearned Revenue	1,066	873	—	—
Mortgages payable - current	32,323	25,382	—
Current liabilities	39,900	31,200	2,240	1,096

Mortgages payable - non-current	144,419	116,263	—	—
Other non-current liabilities	104	98	—	—

Total liabilities	$184,423	$147,561	$2,240	$1,096

Net assets	$114,863	$84,658	$1,912	$980

	Year ended December 31, 2018		Year ended December 31, 2017
	Net income	Company share of net income	Net income	Company share of net income

Revenue	$84,234	$59,153	$10,427	$—
Property operating expense	(68,782)	(46,889)	(10,421)	—
Finance costs	(7,597)	(6,065)	—	—
Depreciation expense	(1,586)	(1,189)	—	—
Change in fair value of financial instruments	(434)	(373)	—	—
Change in fair value of investment properties	849	813	—	—
Net income, prior to distributions to owners	$6,684	$5,450	$6	$—

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

Related party transactions occur between the Company and its joint ventures. These related party transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to between the parties. Except as disclosed elsewhere in these consolidated financial statements, the related party balances are included in accounts payable and other receivables and in lease revenue from joint ventures.

The following table summarizes information about the mortgages payable at the joint ventures:

	December 31, 2018	December 31, 2017

Mortgages at fixed rates:
Mortgages (principal) (1)	$100,028	$—
Interest rates	3.24% to 5.68%	—
Weighted average interest rate	4.26%	—%

Mortgages at variable rates:
Mortgages (principal)	$76,874	$—
Interest rates	LIBOR plus 2.75% to LIBOR plus 3.20%	—
Weighted average interest rate	5.43%	—%

Blended weighted average rate	4.76%	—%

(1) Includes $83,769 of variable rate mortgages that are fixed with interest rate swaps.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

7.	Credit facilities:
The credit facilities are recorded net of loan fees, which are capitalized when paid, and amortized into finance cost over the terms of the related loans using the effective interest rate method.

	December 31, 2018	Borrowing rate at December 31, 2018	December 31, 2017	Borrowing rate at December 31, 2017

Secured Facility Term (1)	$—	—%	$200,000	4.41%
Secured Facility Revolver	—	—%	14,895	4.82%
Unsecured Facility Term (1)	200,000	4.33%	—	—%
Unsecured Facility Revolver (3)	44,900	4.75%	—	—%
Secured Revolving Facility	12,740	6.31%	6,000	6.97%
Mohawk Facility USD denominated portion	21,286	4.72%	—	—%
Mohawk Facility CAD denominated portion (1) (2)	62,461	4.53%	—	—%
Finance costs, net	(3,247)	—	(3,963)	—
Carrying value	$338,140	4.52%	$216,932	4.51%
Less current portion	12,647		5,958
Long-term portion	$325,493		$210,974
(1) This facility is fixed with an interest rate swap.
(2) This facility is denominated in Canadian dollars with a fixed amount of CAD$85,202.
(3) $25,000 of this facility is fixed with an interest rate swap.
On June 6, 2017 the Company amended the terms of its credit facility (the "Secured Facility") agreement to extend the maturity date of the term loan from October 30, 2019 to June 6, 2022 and extend the maturity date of the revolving line of credit from October 30, 2018 to June 6, 2021 with an additional one year extension option, subject to lender approval (the "Facility Recast"). The Secured Facility was also amended to increase the total Secured Facility capacity from $285,000 to $300,000. The term loan capacity remained consistent at $200,000 while the revolving line of credit capacity increased from $85,000 to $100,000. The amended agreement included an accordion feature that would extend the capacity of the total revolving line of credit, the total term commitment or both, bringing the total capacity of the Secured Facility to $500,000. The Secured Facility provided for interest-only payments during the term and a borrowing rate of LIBOR plus 275 basis points when the Company's leverage is less than 50%, LIBOR plus 300 basis points when the Company's leverage is greater than or equal to 50% but less than 55%, and LIBOR plus 325 basis points when the Company's leverage is greater than or equal to 55%. Per the agreement, the Company's leverage was not to exceed 60%. On December 20, 2018 the Company repaid and canceled the outstanding balance of the Secured Facility using the proceeds from the Unsecured Facility (defined below).
On December 20, 2018 the Company entered into an agreement for an unsecured credit facility (the "Unsecured Facility") with a $400,000 capacity. The Unsecured Facility is comprised of a $200,000 term loan and a $200,000 revolving line of credit. The term loan has a maturity date of December 20, 2023, while the revolving line of credit has a maturity date of December 20, 2022, with a one year extension option, subject to lender approval. The Unsecured Facility bears interest at a rate of LIBOR plus an applicable margin based on the Company's consolidated leverage ratio, with an option to use a rate based on Base Rate, as defined in the agreement, plus an applicable margin.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

The table below shows the applicable margins at each leverage ratio:

Level	Consolidated Leverage Ratio	Applicable Margin for Revolving Credit LIBOR Loans	Applicable Margin for LIBOR Loans that are Term Loans
1	Less than 40%	1.60%	1.55%
2	Equal to or greater than 40% but less than 45%	1.75%	1.70%
3	Equal to or greater than 45% but less than 50%	1.90%	1.85%
4	Equal to or greater than 50% but less than 55%	2.05%	2.00%
5	Equal to or greater than 55% but less than 60%	2.20%	2.15%
6	Equal to or greater than 60% but less than 65%	2.45%	2.40%
The borrowing capacity of the Unsecured Facility is based on the undepreciated book value of an unencumbered pool of assets. Per the agreement, the Company's leverage cannot exceed 62.5% through December 31, 2019, reducing to 60% thereafter. The agreement also provides for the Company's leverage to increase to 65% for two quarters following any material acquisition. Per the agreement, the fixed charge ratio shall not be less than 1.75 to 1.0.
On February 24, 2017, a wholly owned subsidiary of the Company entered into a secured revolving credit facility ("Secured Revolving Facility") for the purpose of financing property acquisitions. The Secured Revolving Facility has a maximum capacity of $25,000 and had an original maturity date of February 24, 2018. Interest on the Secured Revolving Facility is variable in nature and is dependent on the security provided to the lender. The Secured Revolving Facility provides the ability to draw funds as a first priority mortgage up to 55% of the value of the collateral property, and a second priority mortgage up to 95% of the value of the collateral property.

On February 9, 2018 the Company amended the terms of the Secured Revolving Facility to extend its maturity date to December 31, 2018 and reduce available capacity on a second priority mortgage from 95% to 80% of the value of the collateral property. In conjunction with the amendment, the Company repaid in full $6,000 then outstanding on the Secured Revolving Facility and received proceeds of $17,024 to fund the acquisition of the Grand Brook Properties (note 5).

On September 28, 2018, the Company repaid $5,000 on the Secured Revolving Facility. On October 2, 2018, the Company repaid the remaining $12,024. On October 26, 2018 the Company amended the terms of the Secured Revolving Facility to extend the maturity date to June 30, 2019 and reduce the maximum capacity to $12,740. Concurrently, the Company drew $12,740 secured by a property in Webster, Texas.

On May 1, 2018, a wholly owned subsidiary of the Company entered into a secured credit facility ("Mohawk Facility") for the purpose of funding the acquisition of 14 properties from Mohawk REIT. The facility has maximum commitment amounts of CAD$90,060, with a borrowing rate of the BA Rate plus 220 basis points, and a US Dollar commitment of $22,515, with a borrowing rate of LIBOR plus 220 basis points. The facility provides for interest-only payments through its maturity date of May 1, 2023. Per the terms of the agreement, CAD$4,858 and USD$1,228 are reserved for the construction of tenant improvements and the payment of leasing commissions for leases entered into after the closing of the transaction. On May 1, 2018, in conjunction with the acquisition from Mohawk REIT, the Company drew CAD$85,202 and USD$16,647. The facility also included an allocation of USD$4,460 for the acquisition of an additional medical office property in Williamsville, New York. On June 28, 2018, the Company amended the terms of the agreement to increase the borrowing capacity for the Williamsville, New York property to USD$6,572. The company drew a total of USD$6,572 in conjunction with the closing of the Williamsville asset on July 9, 2018. On December 31, 2018, the Company repaid USD$1,933 on the facility.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

Future principal repayments of the credit facilities are as follows:

Aggregate principal payments
2019	$12,740
2020	—
2021	—
2022	44,900
2023	283,747
Total	$341,387

8.	Mortgages payable:
Mortgages payable consist of the following as at December 31, 2018:

	December 31, 2018	December 31, 2017

Mortgages payable	$306,170	$170,668
Mark-to-market adjustment, net	(883)	257
Finance costs, net	(1,957)	(1,416)
Carrying value	$303,330	$169,509
Less current portion	49,444	52,351
Long-term portion	$253,886	$117,158

Mortgages payable are collateralized by investment properties with a fair value of $480,354 at December 31, 2018. Maturity dates on mortgages payable range from 2019 to 2049, and the weighted average years to maturity is 5.71 years at December 31, 2018.

Future principal payments on the mortgages payable as at December 31, 2018 are as follows:

	Regular principal payments	Principal due on maturity	Total principal payments	% of total principal payments

2019	$5,351	$44,118	$49,469	16.16%
2020	5,757	13,297	19,054	6.22%
2021	5,810	6,781	12,591	4.11%
2022	5,116	59,384	64,500	21.07%
2023	4,382	31,691	36,073	11.78%
Thereafter	20,465	104,018	124,483	40.66%
	$46,881	$259,289	$306,170	100.00%

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

	December 31, 2018	December 31, 2017

Mortgages at fixed rates:
Mortgages (principal) (1)	$228,925	$85,646
Interest rates	3.08% to 5.98%	3.87% to 4.66%
Weighted average interest rate	4.58%	4.46%

Mortgages at variable rates:
Mortgages (principal)	$77,245	$85,022
Interest rates	LIBOR plus 2.5% to US Prime plus 0.5%	Banker's acceptance plus 1.47% to LIBOR plus 3.50%
Weighted average interest rate	5.56%	4.67%

Blended weighted average rate	4.82%	4.57%

(1) Includes $60,827 of variable rate mortgages that are fixed with interest rate swaps.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

9.	Derivative financial instruments:
Derivative financial instruments as at December 31 are detailed in the table below:

				Asset (Liability) Balance		Income (Loss) for the year ended
Swap	Maturity Date	Fixed Rate	Current notional amount	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017

The Secured Facility Term Swap	October 30, 2019	LIBOR fixed at 1.16%	$200,000	$—	$2,827	$(2,827)	$1,284
The Unsecured Term	November 30, 2020	LIBOR fixed at 2.18%	200,000	1,189	—	1,189	—
The Unsecured Revolver	January 2, 2024	LIBOR fixed at 2.56%	25,000	(163)	—	(163)	—
Leawood Swap	March 15, 2024	Interest rate fixed at 4.55%	13,560	134	(51)	185	(51)
Topeka Swap	March 15, 2024	Interest rate fixed at 4.55%	12,879	128	(48)	176	(48)
Red Oak Swap (3)	January 18, 2021	Interest rate fixed at 3.77%	4,462	(17)	—	(17)	—
Park Terrace Swap(1)	December 18, 2020	LIBOR fixed at 2.42%	3,750	4	—	12	—
Seneca Lake Swap(1)	December 18, 2020	LIBOR fixed at 2.42%	4,238	4	—	14	—
Winchester Swap(1)	November 1, 2021	Interest rate fixed at 4.54%	6,601	157	—	(41)	—
Calhoun Swap(1)	May 31, 2019	LIBOR fixed at 1.75%	28,800	106	—	(6)	—
Mohawk Credit Facility Swap (2)	July 2, 2020	Banker's Acceptance fixed at 2.33%	62,461	(126)	—	(126)	—
Grand Brook Swap	October 2, 2021	Interest rate fixed at 5.98%	16,065	(345)	—	(345)	—

		Carrying Value		$1,071	$2,728	$(1,949)	$1,185

		Derivative instruments (Asset)		$1,722	$2,827
		Derivative instruments (Liability)		(651)	(99)
				$1,071	$2,728

(1) These derivatives were assumed with the purchase of Care on February 1, 2018.
(2) The swap is for a fixed amount of CAD$85,202
(3) The swap has a current notional amount of CAD$6,086

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

10.	Convertible debentures:

(a) 2016 Convertible Debentures

On December 16, 2016, the Company issued $45,000 aggregate principal amount of convertible unsecured subordinated debentures (the "2016 Convertible Debentures"). The 2016 Convertible Debentures are due on January 31, 2022 and bear interest at an annual rate of 5.00% payable semi-annually in arrears on July 31 and January 31 of each year.

The 2016 Convertible Debentures are convertible into common shares of the Company at the option of the holder at at a conversion price of $11.00 per common share at any time prior to the earlier of January 31, 2022 and the last business day immediately preceding the date specified by the Company for redemption. On or after January 31, 2020 and prior to January 31, 2021, the 2016 Convertible Debentures may be redeemed by the Company in whole or in part at a price equal to the principal amount thereof plus accrued and unpaid interest provided provided that the volume weighted average trading price of the common shares on the Toronto Stock Exchange for the 20 consecutive trading days preceding the date on which the notice of redemption is given is not less than 125% of the conversion price. On or after January 31, 2021, and prior to the maturity date, the 2016 Convertible Debentures may be redeemed by the Company in whole at any time or in part from time to time, at a price equal to the principal amount thereof plus accrued interest.

As at December 31, 2018 the 2016 Convertible Debentures are comprised of the following:

	December 31, 2018	December 31, 2017

Issued	$45,000	$45,000
Issue costs, net of amortization and accretion of equity component	(694)	(1,416)
Equity component, excluding issue costs and taxes	(1,648)	(1,648)

2016 Convertible Debentures	$42,658	$41,936

Interest costs related to the 2016 Convertible Debentures are recorded in financing costs using the effective interest rate method.

(b) 2018 Convertible Debentures

On August 24, 2018, the Company issued $50,000 aggregate principal amount of convertible unsecured subordinated debentures (the "2018 Convertible Debentures"). The 2018 Convertible Debentures are due on September 30, 2023 and bear interest at an annual rate of 6.00% payable semi-annually in arrears on March 31 and September 30 of each year commencing on March 31, 2019.

The 2018 Convertible Debentures are convertible into common shares of the Company at the option of the holder at a conversion price of $10.70 per common share. The debentures will not be redeemable prior to September 30, 2021. On or after September 30, 2021, and prior to September 30, 2022, the 2018 Convertible Debentures may be redeemed in whole or in part from time to time at the Company’s option, at a price equal to their principal amount plus accrued and unpaid interest, provided that the volume weighted average trading price of the common shares on the Toronto Stock Exchange for the 20 consecutive trading days preceding the date on which the notice of redemption is given is not less than 125% of the conversion price. On or after September 30, 2022, and prior to the maturity date, the 2018 Convertible Debentures may be redeemed by the Company, in whole at any time or in part from time to time, at a price equal to the principal amount thereof plus accrued and unpaid interest.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

As at December 31, 2018 the 2018 Convertible Debentures are comprised of the following:

	December 31, 2018	December 31, 2017

Issued	$50,000	$—
Issue costs, net of amortization and accretion of equity component	(2,177)	—
Equity component, excluding issue costs and taxes	(736)	—

2018 Convertible Debentures	$47,087	$—

Interest costs related to the 2018 Convertible Debentures are recorded in financing costs using the effective interest rate method.

11.	Other liabilities:
Other liabilities are as follows:

	December 31, 2018	December 31, 2017

Deferred shares liability	$1,756	$1,096
Security deposits received from tenants	10,029	8,404
Escrows collected from tenant	1,575	—
Unearned revenue	303	814
Liability to previous owner of Care (note 5)	1,000	—
Other	152	—
	$14,815	$10,314

Current	$2,030	$814
Non-current	12,785	9,500
	$14,815	$10,314

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

12.	Reconciliation of changes in liabilities arising from financing activities:

	Credit facilities	Mortgages payable	Convertible debentures	Total
Balance, December 31, 2017	$216,932	$169,509	$41,936	$428,377
Debt assumed through acquisitions	—	179,958	—	179,958
Proceeds from financing	437,459	25,186	50,000	512,645
Repayments	(313,300)	(64,513)	—	(377,813)
Scheduled principal payments	—	(4,459)	—	(4,459)
Financing costs paid	(3,825)	(1,304)	(2,387)	(7,516)
Amortizing of financing costs and mark to market adjustments	1,313	305	932	2,550
Non-cash write-off of deferred financing costs from refinancing	3,178	530	—	3,708
Changes in foreign currency rates	(3,617)	(1,882)	—	(5,499)
Equity component of convertible debentures	—	—	(736)	(736)

Balance, December 31, 2018	$338,140	$303,330	$89,745	$731,215

13.	Share capital:
(a) Common shares:
The following number and value of common shares were issued and outstanding as at December 31, 2018:

	Common Shares	Value
Balance, December 31, 2016	32,222,355	$308,551
Issued on settlement of Deferred Share Incentive Plan	94,826	870
Issued pursuant to the Company's dividend reinvestment plan	41,573	368
Recognition of previously unrecognized tax benefit of amortization of issuance cost	—	670

Balance, December 31, 2017	32,358,754	$310,459
Issued as consideration for acquisition of Care (note 5)	16,855,890	148,406
Issued as consideration for acquisition of Mohawk (note 5)	3,606,616	31,080
Issued on settlement of Deferred Share Incentive Plan	72,191	623
Issued pursuant to the Company's dividend reinvestment plan	100,700	782
Recognition of previously unrecognized tax benefit of amortization of issuance cost	—	2,223
Shares acquired under NCIB	(60,300)	(408)

Balance, December 31, 2018	52,933,851	$493,165

(i)
On March 3, 2017 the Company filed a base shelf prospectus with the securities regulatory authorities in each of the provinces and territories of Canada. The prospectus is valid for a 25-month period, during which time the Company may offer and issue, from time to time, common shares, preferred shares, debt securities, warrants, subscription receipts and units, or any combination thereof, having an aggregate offering price of $500,000. The

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

intention of the base shelf prospectus is to allow the Company to more quickly access capital when market opportunities permit.

(ii)
On November 9, 2018 the Toronto Stock Exchange approved the Company's notice of intention to make a normal course issuer bid ("NCIB") for a portion of its common shares. Pursuant to the notice, the Company is authorized to acquire up to a maximum of 2,647,954 of its Units, or approximately 5% of the Company’s 52,959,070 outstanding Shares as of November 1, 2018, for cancellation over the next 12 months. Purchases under the NCIB will be made through the facilities of the Toronto Stock Exchange or through a Canadian alternative trading system and in accordance with applicable regulatory requirements at a price per Share equal to the market at the time of acquisition. The number of Shares that can be purchased pursuant to the NCIB is subject to a daily maximum of 7,918 Shares, subject to the Company’s ability to make one block purchase of Shares per calendar week that exceeds such limits. Any Shares purchased under the NCIB will be canceled upon purchase. During the year ended December 31, 2018, the Company acquired 60,300 shares.

(iii)	For the year ended December 31, 2018, the Company declared dividends payable in cash on common shares of $37,001, respectively (2017 - $23,791).

(b) Preferred Shares:
The following number and value of Preferred Shares were issued and outstanding as at December 31, 2018:

	Preferred Shares	Value
Balance, December 31, 2016	—	$—
Issued Series 1 Preferred Shares	2,802,009	26,353

Balance, December 31, 2017	2,802,009	26,353
Issued Series 2 Preferred Shares	3,172,086	29,856
Issued Series 3 Preferred Shares	1,586,042	14,897

Balance, December 31, 2018	7,560,137	$71,106

On December 22, 2017, the Company entered into subscription agreements in respect of the issuance of Class A convertible preferred shares ("Preferred Shares") for aggregate gross proceeds of $54,000, to be funded in multiple series. The first series was funded upon entering into the agreement resulting in the issuance of 2,802,009 Class A Series 1 Convertible Preferred Shares (the "Series 1 Preferred Shares") for aggregate gross proceeds of $26,500.

On February 2, 2018, the Company amended the terms of the subscription agreements to increase the amount of the subscription to $71,500. The second series was funded on February 9, 2018, resulting in the issuance of 3,172,086 Class A Series 2 Preferred Shares (the "Series 2 Preferred Shares") for aggregate gross proceeds of $30,000.

On March 29, 2018, the third and final series was funded, resulting in the issuance of 1,586,042 Class A Series 3 Preferred Shares (the "Series 3 Preferred Shares") on substantially the same terms as the other series for aggregate gross proceeds of $15,000.

The Preferred Shares are non-voting and are initially convertible into common shares of the Company on a one-for-one basis at the option of the holder based on an initial liquidation preference and a conversion price of $9.75. The Preferred Shares were issued at a price per share equal to the initial liquidation preference of $9.75, subject to a 3% discount. Following issuance, the liquidation preference of the Preferred Shares will accrete at a rate of 5.65% per annum, compounded quarterly, increasing the number of common shares into which each Preferred Share is convertible at the fixed rate, and is subject to further adjustments in certain circumstances. In certain circumstances, the Company may redeem the Preferred Shares for an amount equal to their liquidation preference and may also require the conversion of the Preferred Shares. If the Preferred Shares are redeemed or mandatorily converted in the first year following issuance, the liquidation preference of such shares will include

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

a 4% premium to the initial liquidation preference. This premium will be reduced by 1% per year in respect of redemptions or mandatory conversions in the second, third or fourth years following issuance.

As at December 31, 2018, the Preferred Shares are convertible into 7,945,285 common shares of the Company.

14.	Earnings per share:
Basic income per share is calculated using the weighted average number of shares outstanding during the period. The calculation of diluted income per share, is calculated using the "if-converted" method and to the extent the conversion is dilutive, assumes all convertible securities have been converted at the beginning of the period, or at the time of issuance, if later, and any charges or returns on the convertible securities, on an after-tax basis, are removed from net earnings. The after-tax interest on the convertible debentures has been removed from net earnings and the weighted average number of shares has been increased by the number of shares, which would be issued on conversion of the convertible debentures, pro-rated for the number of days in the period the convertible debentures were outstanding. The outstanding convertible debentures, share purchase warrants and unvested deferred shares, if exercised, would be anti-dilutive to net income per share. Accordingly their potential exercise has been ignored in calculating the diluted net income per share.

The following table reconciles the numerator and denominator of the basic and diluted earnings per share computation:

Net income (loss):

	Year ended December 31, 2018	Year ended December 31, 2017

Net income (loss) for basic and diluted net income (loss) per share	$(12,275)	$16,263

Denominator for basic and diluted net income (loss) per share:

	Year ended December 31, 2018	Year ended December 31, 2017

Weighted average number of shares, including fully vested deferred shares: Basic	50,273,295	32,323,269
Weighted average shares issued if all Preferred Shares were converted	6,975,227	76,558
Weighted average number of shares: Diluted	57,248,522	32,399,827

Net income (loss) per share:

	Year ended December 31, 2018	Year ended December 31, 2017

Basic and diluted	$(0.24)	$0.50

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

15.	Rental revenue:
Rental revenue consists of the following:

	Year ended December 31, 2018	Year ended December 31, 2017

Cash rentals received	$82,192	$45,372
Straight-line rent adjustments	10,831	5,982
Property tax recoveries	14,327	8,834
Revenue from services - CAM recoveries (1)	2,038	—

	$109,388	$60,188

(1) Represents property services element in accordance with IFRS 15, Revenue from Contracts with Customers.

The Company is scheduled to receive rental income from operators of its seniors housing and care properties under the provisions of long term non-cancellable operating leases, generally with lease terms of 10 to 15 years, with provisions for lease extensions at the option of the tenants. These leases are triple-net and include renewal options and rent escalation clauses.

The Company is also scheduled to receive rental income from tenants of the medical office building portfolio. These leases, generally with lease terms of 5 to 10 years, include provisions for recovery of real estate taxes, insurance and costs associated with common area maintenance ("CAM").

The tenant operator of the Symphony Portfolio ("Symcare") of 11 properties pays rent pursuant to a master lease. For the year ended December 31, 2018, rental revenue from this tenant comprised approximately 32% (2017 - 58%), of the Company's consolidated rental revenue for the period.

Future minimum rentals to be received as of December 31, 2018 are as follows:

Less than 1 year	$84,148
Between 1 and 5 years	343,068
More than 5 years	633,815

$1,061,031

Future minimum rentals in the above table attributable to Symcare represent approximately 33% of the total.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

16.	Finance costs:
Finance costs consist of the following:

	Year ended December 31, 2018	Year ended December 31, 2017

Interest expense on credit facilities	$15,778	$10,337
Interest expense on mortgages payable	17,096	4,822
Interest expense on convertible debentures	3,317	2,250
Amortization and accretion expense	2,819	2,345
Interest rate swap payments (receipts)	(1,226)	374
Write-off of deferred financing costs from refinancing	3,708	—
Amortization of mark-to-market debt adjustments	79	(11)
Interest income from loans receivable (note 3)	(3,307)	(4,062)

Finance costs from operations	$38,264	$16,055

Change in non-controlling interest liability	17,927	—
Allowance for credit losses on loans and interest receivable	11,336	—
Change in fair value of financial instruments	2,325	(2,292)
Change in fair value of contingent consideration	10,676	—

Total finance costs	$80,528	$13,763

17.	General and administrative:
General and administrative costs consist of the following:

	Year ended December 31, 2018	Year ended December 31, 2017

Compensation and benefits	$6,273	$3,333
Asset management and administrative fees	421	270
Professional fees	2,544	1,942
Deferred share compensation	1,283	1,614
Other	2,891	915

	$13,412	$8,074

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

18.	Direct property operating expenses:
Direct property operating expenses consist of the following:

	Year ended December 31, 2018	Year ended December 31, 2017

Repairs and maintenance	$744	$—
Utilities	829	—
Property management fees	380	—
Services	642	—
Other	135	—
Non-recoverable operating expenses	396	—

	$3,126	$—

19.	Deferred share incentive plan:
On May 25, 2016, the shareholders of the Company voted on and approved a deferred share incentive plan (the "Deferred Share Incentive Plan").
Each director of the Company is given the right to participate in the Deferred Share Incentive Plan. Each director who elects to participate shall receive a portion of his or her fees earned for service on the Board (the "Elected Amount") in the form of deferred shares in lieu of cash ("Individual Contributed Deferred Shares"). In addition, the Deferred Share Incentive Plan provides that the Company shall match 100% of the elected amount for each director such that the aggregate number of deferred shares issued to each such director annually shall be equal in value to two times the elected amount for such director ("Company Contributed Deferred Shares").
Under the Deferred Share Incentive Plan, deferred shares may be granted from time to time to participants in the Deferred Share Incentive Plan at the discretion of the Board of Directors or the Compensation, Governance and Nominating Committee ("Discretionary Deferred Shares")
Wherever cash dividends are paid on the common shares, additional deferred shares are credited to the participant's account. The number of such additional deferred shares is calculated by multiplying the aggregate number of deferred shares held on the relevant dividend record date by the amount of the dividend paid by the Company on each common share, and dividing the result by the market value of the common shares on the dividend date.
Individual Contributed Deferred Shares vest immediately upon grant. Company Contributed Deferred Shares, which are granted only to directors, generally vest in three equal installments on the first three anniversary dates of the grant.
Discretionary Deferred Shares may also be granted to participants and, where vesting is not specified in connection with the grant, such Discretionary Deferred Shares will vest on the second anniversary of the date of grant.
Additional deferred shares credited to a participant's account in connection with cash dividends vest on the same schedule as their corresponding Deferred Shares and are considered issued on the same date as the deferred shares in respect of which they were credited.
At the meeting of shareholders held on May 25, 2016, shareholders approved an amendment to the Deferred Share Incentive Plan to increase the maximum number of common shares available for issuance under the Deferred Share Incentive Plan to 1,200,000.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

At December 31, 2018, the number of deferred shares granted and outstanding and vested are as follows:

	Granted/ Outstanding	Fully Vested

As at December 31, 2016	81,545	20,041
Discretionary Deferred Shares granted	156,295	83,179
Individual Contributed Deferred Shares (vested immediately)	32,866	32,867
Company Contributed Deferred Shares	32,757	5,863
Shares forfeited	(14,073)	—
Shares issued upon vesting of deferred shares	(94,826)	(94,826)

As at December 31, 2017	194,564	47,124

Discretionary Deferred Shares granted	178,543	66,548
Individual Contributed Deferred Shares (vested immediately)	36,873	36,873
Company Contributed Deferred Shares	38,363	13,893
Shares forfeited	(872)	(2)
Shares issued upon vesting of deferred shares	(72,192)	(72,192)

As at December 31, 2018	375,279	92,244

For the year ended December 31, 2018, expense recognized in the consolidated statements of income and comprehensive income related to deferred shares was $1,283 (2017 - $1,614). A deferred share liability of $1,756 (2017 - $1,096) is included in other non-current liabilities in the consolidated statements of financial position as at December 31, 2018. The table above includes dividends granted during the year ended December 31, 2018 of 27,767 shares (2017 - 14,956 shares).

20.	Related party transactions:
Related party transactions in addition to those disclosed elsewhere in these financial statements are as follows:

The Company entered into subscription agreements in respect of the issuance of class A convertible preferred shares to certain funds managed by Magnetar Financial LLC (collectively, "Magnetar"), a significant shareholder of the Company, to be funded in multiple series. The purpose of the transaction was to raise proceeds to be used for the repayment of debt, general working capital purposes and to fund future acquisitions.

The first series of the private placement was funded on the day of the agreement resulting in the issuance of 2,802,009 Series 1 Preferred Shares for aggregate gross proceeds of $26,500. The second series was funded on February 9, 2018, resulting in the issuance of 3,172,086 Series 2 Preferred Shares for aggregate gross proceeds of $30,000.

On March 29, 2018, the third and final series was funded, resulting in the issuance of 1,586,042 Class A Series 3 Preferred Shares (the "Series 3 Preferred Shares") on substantially the same terms as the other series for aggregate gross proceeds of $15,000.

A member of the Board of Directors has an ownership interest in a marketing firm ("JDA Worldwide"). For the year ended December 31, 2018, the Company incurred $307 of marketing costs in the consolidated statements of income and comprehensive income related to services performed by JDA Worldwide.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

21.	Income taxes:
The income tax expense in the consolidated statements of income and comprehensive income differs from that expected by applying the combined federal, provincial and state income tax rates of 26.5% (2017 - 26.5%). The differences for the years ended December 31, 2018 and 2017 are as follows:

	Year ended December 31, 2018	Year ended December 31, 2017

Income/(loss) before income taxes	$(15,156)	$21,685

Income tax expense (recovery) at Canadian tax rate	(4,016)	5,747
Non-deductible expenses	1,291	1,015
Difference in tax rate in foreign jurisdiction	(152)	(1,408)
Other	(4)	68

Income tax expense (recovery)	$(2,881)	$5,422

The Company has certain subsidiaries in the United States and Canada that are subject to tax on their taxable income. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below.

	December 31, 2018	December 31, 2017

Deferred tax assets:
Tax losses	$18,704	$10,941
Financing costs	1,622	131

	$20,326	$11,072

Deferred tax liabilities:
Investment properties	$26,511	$20,170
Derivative instruments	257	756
Convertible debentures	461	437
Other	108	—

Deferred tax liabilities	$27,337	$21,363

Net deferred tax liability	$(7,011)	$(10,291)

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

The gross movement in deferred tax is as follows:

	Year ended December 31, 2018	Year ended December 31, 2017

Deferred tax liability, beginning balance	$10,291	$5,583
Deferred tax expense (recovery)	(2,881)	5,371
Deferred tax resulting from business combination	1,699	—
Deferred tax liability charged to equity	(2,098)	(663)
Deferred tax liability, ending balance	$7,011	$10,291

On December 22, 2017, new U.S. tax legislation was enacted, commonly referred to as the Tax Cuts and Jobs Act of 2017 ("U.S. Tax Reform").  Among other significant changes, the U.S. Tax Reform lowered the U.S. federal corporate income tax rate from 35% to 21% effective January 1, 2018.  For the year ended December 31, 2017, the Company re-measured the deferred taxes to reflect the reduced federal rate of 21%, which will apply in future years when these deferred taxes are settled or realized.  The change in federal income tax rate resulted in a one-time recovery of income tax of $1,692 in 2017.

At December 31, 2018, U.S. subsidiaries had accumulated net operating losses available for carryforward for U.S. income tax purposes of $51,316 (2017 - $38,462). The pre-2018 accumulated net operating losses of $38,462 will expire in 2036. The state net operating losses will expire in 2028. The Company and its Canadian subsidiary have non-capital losses in Canada for income tax purposes amounting to $2,800 that expire between 2036 and 2038.

The Company has non-capital losses amounting to $2,110 in Canada at December 31, 2018 (2017 - $11,198) for which no deferred tax asset has been recognized as it is not probable that future taxable profits will be available against which the Company can use the benefits therefrom.

22.	Commitments and contingencies:
Pursuant to the Chesterton lease agreement and satisfaction of certain conditions, the tenant has an option prior to the end of the fifth year of the lease to increase rent to a level supported by certain metrics as identified in the lease agreement. In consideration for the exercise of such option, the Company is required to pay the tenant an amount equal to the capitalized value of the rent increase using a pre-determined capitalization rate.  If such option is exercised, the tenant's rent is also increased by an amount equal to the consideration paid multiplied by the capitalization rate.  The Company has not recorded any balance in the financial statements associated with this commitment.

Pursuant to the Evanston lease agreement and satisfaction of certain conditions, the tenant has an option to increase rent to a level supported by certain metrics as identified in the lease agreement. In consideration for the exercise of such option, the Company is required to pay the tenant an amount equal to the capitalized value of the rent increase using a pre-determined capitalization rate.  If such option is exercised, the tenant's rent is also increased by an amount equal to the consideration paid multiplied by the capitalization rate.  The Company has not recorded any balance in the financial statements associated with this commitment.

There are risks which arise from the joint arrangements, including the willingness of the other partners to contribute or withdraw funds and a change in creditworthiness of the partner. As a result, there may be a requirement by the Company to contribute cash into the operating partnerships.

Pursuant to the Grand Brook lease agreement and satisfaction of certain conditions, the tenant has an option to increase rent to a level supported by certain metrics as identified in the lease agreement. In consideration for the exercise of such option, the Company is required to pay the tenant an amount equal to the capitalized value of the rent increase using a pre-determined capitalization rate.  If such option is exercised, the tenant's rent is also increased by an amount equal to the consideration paid multiplied by the capitalization rate.  The Company has not recorded any balance in the financial statements associated with this commitment.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

On December 31, 2018, the Company entered into an operating agreement with Javelina Ventures, LLC in which the Company will share in 5% of the net available cash flows from operations. Concurrently, the Company entered into an agreement to guarantee a total of $5,000 of the mortgages on the properties operated by Javelina Ventures, LLC. The Company will earn an annual guaranty fee of $225 until the loans have been repaid or the guaranty is released. The Company has not recorded any balance in the financial statements associated with this commitment.

On November 14, 2018, the Company entered into a purchase and sale agreement to purchase a property located in Allen, TX for a purchase price of $8,100 plus transaction costs. The transaction was completed on January 16, 2019 and funded by a new mortgage secured by the property of $5,693 and cash on hand.

23.	Capital management:

The Company's objectives when managing capital are to ensure sufficient liquidity to pursue its organic growth combined with strategic acquisitions, and to maintain a flexible capital structure that optimizes the cost of capital at acceptable risk and preserves the ability to meet financial obligations.

The capital of the Company consists of mortgages payable, the credit facilities, convertible debentures, preferred shares and common shares.

The Company sets the amount of capital in proportion to risk and manages the capital structure and makes adjustments to it in light of changes to economic conditions and the risk characteristics of the underlying assets, as well as with consideration of externally imposed capital requirements. In managing its capital structure, the Company monitors performance throughout the period to ensure working capital requirements are funded from operations, available cash on deposit and available financing. The Company may make changes to its capital structure in order to support the broader corporate strategy or in light of economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust its capital structure, the Company may issue equity or new debt, issue new debt with different characteristics to replace existing debt, or reduce the amount of existing debt.

The real estate industry is capital-intensive by nature. As a result, debt capital is an important aspect in managing the business. In addition, financial leverage is used to enhance terms from purchased real estate. The Company actively monitors debt maturities and available debt financing options.

Under the terms of the Company's credit facilities, the Company is required to meet certain financial and non-financial covenants that are customary for the nature and phase of the Company's current business structure.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

24.	Fair value measurement:

The fair value hierarchy of assets and liabilities measured at fair value on a recurring basis in the consolidated statements of financial position is as follows:

	December 31, 2018			December 31, 2017
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3

Investment in MS-SW Development
Fund Holdings LLC	$—	$—	$—	$—	$—	$1,072
Derivative asset	—	1,722	—	—	2,827	—
Investment properties	—	—	1,115,530	—	—	721,991
Derivative liability	—	651	—	—	99	—
Deferred share liability	1,756	—	—	1,096	—	—

For the assets and liabilities measured at fair value as at December 31, 2018, there were no transfers between Level 1, Level 2 and Level 3 liabilities during the period. For changes in fair value measurements of investment properties included in Level 3 of the fair value hierarchy, refer to note 5 for details. The fair value of the Investment in MS-SW Development Fund Holdings LLC represents contributions made to the entity and the value of expected contractual returns accrued which are estimated to approximate fair value. $848 of the Investment in MS-SW Development Fund Holdings LLC was repaid on December 31, 2018 representing full equity return related to the properties in Chandler, AZ and Tucson, AZ. The remaining $376 of investment was reserved against as it relates to a property in Loveland, CO for which the borrower is in default on the loan.

Fair value of financial instruments:

The carrying amounts and fair values of financial instruments as shown in the consolidated statements of financial position are shown in the table below. The table below excludes cash, restricted cash, tenant and other receivables, security deposits and costs related to future acquisitions, income support receivable, escrow deposits held by lenders, accounts payable and accrued liabilities, accrued real estate taxes, construction payable, liabilities to previous owner of Care, escrows collected from tenant, and dividend payable, as the carrying amounts of these assets and liabilities are a reasonable approximation of fair value due to their short term nature. The table also excludes security deposits received from tenants as the carrying amount is a reasonable approximation of fair value.

	December 31, 2018		December 31, 2017
	Carrying Value	Fair Value	Carrying Value	Fair Value

Financial assets:
Investment in MS-SW Development Fund Holdings, LLC	$—	$—	$1,072	$1,072
Loans receivable	32,422	32,361	36,431	36,431
Derivative instruments	1,722	1,722	2,827	2,827
Financial liabilities:
Mortgages payable	303,330	306,170	169,509	170,668
Credit facilities	338,140	341,387	216,932	220,895
Derivative instruments	651	651	99	99
Convertible debentures	89,745	72,500	41,936	43,650

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

Fair value represents management's estimates of the fair market value at a given point in time, which may not reflect fair value in the future. These calculations are subjective and require estimation, and cannot be determined with precision. Changes in assumptions could significantly affect the estimates. The following summarizes the significant methods and assumptions used in estimating the fair values of financial instruments reflected in the table above.

(i)	Investment in MS-SW Development Fund Holdings, LLC

Management has determined the fair value of this unlisted private equity investment using applicable inputs such as contractual rates of return, estimated future cash flows and market value of the associated development properties. Fair value measurements of this investment were estimated using Level 3 inputs.

(ii)	Loans receivable

The fair value of loans receivable is determined by the discounted cash flow method using applicable inputs such as prevailing interest rates, contractual rates and discounts. Fair value measurements of these instruments were estimated using Level 3 inputs. The carrying values of short term loans generally approximate their fair values.

(iii)	Derivative instruments

The fair values of the derivative instruments represents estimates at a specific point in time using financial models, based on interest rates that reflect current market conditions, the credit quality of counterparties and interest rate curves. Fair value measurements of derivative instruments were estimated using Level 2 inputs.

(iv)	Mortgages payable and credit facility

The fair values of these instruments are estimates made at a specific point in time, based on relevant market information. These estimates are based on quoted market prices for the same or similar issues or on the current rates offered to the Company for similar financial instruments subject to similar risk and maturities. Fair value measurements of these instruments were estimated using Level 2 inputs. The carrying values of short-term and variable rate debt generally approximate their fair values.

(v)	Convertible debentures

The Company determined the fair value of the convertible debentures using quoted market prices which are considered Level 1 inputs.

25. Financial risk management:

The Company's activities expose it to a variety of financial risks: market risk (including foreign currency risk and interest rate risk), credit risk and liquidity risk. The Company's overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the Company's financial performance.

Risk management is carried out by senior management under guidelines approved by the Board of Directors. There have been no significant changes in the Company's risk management policies and strategies since December 31, 2017.

(i)	Market risk

Foreign currency risk:

Foreign exchange risk is the risk that the fair value or future cash flows of an exposure will fluctuate because of changes in foreign exchange rates. A portion of the Company's operations are located in Canada, resulting in the Company being subject to foreign currency fluctuations which may impact its financial position and results. In order to mitigate the risk, the Company's borrowings on Canadian assets are also denominated in Canadian dollars to act as a natural hedge. In addition, Canadian dollar revenue was predominantly naturally hedged by Canadian dollar expenditures such as corporate professional fees, interest expense and administrative expenditures.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

Interest rate risk:

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is not exposed to interest rate risk on loans receivable because all of the loans earn interest at fixed rates.

The Company is exposed to interest rate risk on the credit facilities and certain mortgages payable, which bear interest at variable rates. To manage interest rate risk, the Company entered into swap agreements which effectively fixes interest on a portion of its variable rate debt. It may also enter into additional derivative financial instruments from time to time to mitigate interest rate risk. At December 31, 2018, 82.3% of our interest was of fixed rate, including the impact of in-place swaps. To limit exposure to the risk of higher interest rates at renewal, the Company spreads the maturities of its fixed-rate, long-term debt over time.

The Company's remaining financial instruments have no exposure to interest rate risk due to their short-term nature.

At December 31, 2018, the Company's interest-bearing financial instruments were as follows:

	Carrying Amount
	December 31, 2018	December 31, 2017

Fixed-rate financial liabilities	$601,435	$324,354

Variable-rate financial liabilities	$129,780	$104,058

As at December 31, 2018, an increase/decrease of 100-basis-points in interest rates, assuming all other variables are constant, would result in a $1,312 (2017 - $1,059) change in the Company's finance costs over the next twelve months.

(ii)	Credit risk:

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the Company by failing to discharge its obligations. The Company is exposed to credit risk on all financial assets and its exposure is generally limited to the carrying amount on the consolidated statement of financial position. The Company is exposed to credit risk arising from the possibility that a borrower may be unable to fulfill their contractual obligations. In the event that borrowers are not able to meet commitments, the Company could suffer a loss of either interest or principal or both. The Company actively manages its affairs to minimize its credit risk through careful selection and assessment of its credit parties and collateral based on knowledge obtained through means such as due diligence carried out in respect of leasing transactions to new operators. The Company also manages credit risk related to its cash balances by selection of reputable banking institutions.

(iii)	Liquidity risk:

The Company is subject to the liquidity risk that it will not be able to meet its financial obligations as they come due. Although a portion of the cash flow generated by the investment properties is devoted to servicing outstanding debt and the convertible debentures, there can be no assurance that the Company will continue to generate sufficient cash flow from operations to meet interest payments and principal repayment obligations upon an applicable maturity date. If the Company is unable to meet principal or interest repayment obligations, it could be required to renegotiate such payments, issue additional equity or debt, or obtain other financing. The failure to make or renegotiate interest or principal payments, issue additional equity or debt, or obtain other financing could have a material adverse effect on the Company's financial condition and results of operations. The Company manages its liquidity risk through cash and debt management. The Company plans to address scheduled interest payments through operating cash flows and significant principal maturities through a combination of debt and equity financing.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

The following are the contractual maturities of the Company's financial liabilities as at December 31, 2018, including expected interest payments where applicable:

	Total	2019	2020	2021	2022	2023	Thereafter

Credit facilities	$410,556	$27,929	$14,830	$14,790	$59,614	$293,393	$—
Mortgages payable	372,584	62,135	30,941	23,580	73,383	42,628	139,917
Convertible debentures	118,192	5,567	5,250	5,250	49,125	53,000	—
Accounts payable and accrued liabilities	9,871	9,871	—	—	—	—	—
Accrued real estate taxes	11,052	11,052	—	—	—	—	—
Dividends payable	3,253	3,253	—	—	—	—	—
Liability to previous owner of Care (note 5)	9,676	9,676	—	—	—	—	—
Other current liabilities	2,030	2,030	—	—	—	—	—
Other non-current liabilities	12,785	1,151	1,380	225	—	—	10,029

Total Commitments	$949,999	$132,664	$52,401	$43,845	$182,122	$389,021	$149,946

26. Key management personnel compensation:

The remuneration of key management personnel of the Company for years ended December 31, 2018 and 2017 is set forth in the table below.

	Year ended December 31, 2018	Year ended December 31, 2017

Officers and directors compensation	$2,510	$1,690
Share based compensation	987	1,427

	$3,497	$3,117

27. Segments:

The Company’s current portfolio includes investments in assisted living, independent living, memory care, transitional care, long-term care, and medical office properties. The Company's senior housing and care investments in assisted living, independent living, memory care, transitional care and long-term care share similar characteristics and are generally leased to operators on a long-term, triple-net lease basis. In some instances the Company has an interest in both the property and operations in joint ventures and joint arrangements with the operating partner at the facility. The Company considers these investments to be one reportable operating segment. The Company also has investments in 15 medical office buildings. This multi-tenant medical office portfolio has different characteristics that are evaluated by management, and is considered to be a separate reportable operating segment.

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

The following tables show net income (loss) by reportable segment for the years ended December 31, 2018 and 2017:

	Year ended December 31, 2018
	Seniors housing and care	Medical office buildings	Other	Total

Rental revenue	$100,166	$9,222	$—	$109,388
Lease revenue from joint ventures	2,991	—	—	2,991
Other income	37	1,297	214	1,548
Finance cost	(34,442)	(2,770)	(1,052)	(38,264)
Real estate tax expense	(10,864)	(932)	—	(11,796)
General and administrative	(547)	(342)	(12,523)	(13,412)
Direct property operating	—	(3,126)	—	(3,126)
Transaction costs for business combination	—	—	(6,444)	(6,444)
Diligence costs for transactions not pursued	—	—	(2,041)	(2,041)
Allowance for credit losses on loans and interest receivable	—	—	(11,336)	(11,336)
Changes in non-controlling interest liability	(17,927)	—	—	(17,927)
Change in fair value of investment properties - IFRIC 21	(2,409)	(392)	—	(2,801)
Change in fair value of investment properties	(14,917)	532	—	(14,385)
Change in fair value of financial instruments	(1,823)	(126)	(376)	(2,325)
Change in fair value of contingent consideration	(10,676)	—	—	(10,676)
Income from joint ventures	5,450	—	—	5,450
Income tax recovery (expense)	—	—	2,881	2,881

Net income (loss)	$15,039	$3,363	$(30,677)	$(12,275)

Expenditures for non-current assets:
Acquisition of properties	$317,231	$145,049	$—	$462,280
Capital additions	13,598	—	—	13,598

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

	Year ended December 31, 2017
	Seniors housing and care	Medical office buildings	Other	Total

Rental revenue	$60,188	$—	$—	60,188
Lease revenue from joint ventures	2,887	—	—	2,887
Other income	—	—	929	929
Finance cost	(17,152)	—	1,097	(16,055)
Real estate tax expense	(8,763)	—	—	(8,763)
General and administrative	(245)	—	(7,829)	(8,074)
Transaction costs for business combination	—	—	(2,073)	(2,073)
Diligence costs for transactions not pursued	—	—	(491)	(491)
Change in fair value of investment properties - IFRIC 21	(309)	—	—	(309)
Change in fair value of investment properties	(8,846)	—	—	(8,846)
Change in fair value of financial instruments	2,292	—	—	2,292
Income tax expense	—	—	(5,422)	(5,422)

Net income (loss)	$30,052	$—	$(13,789)	$16,263

Expenditures for non-current assets:
Acquisition of properties	$106,296	$—	$—	$106,296
Capital additions	10,248	—	—	10,248

The following tables show assets and liabilities by reportable segment as at December 31, 2018 and December 31, 2017:

	As at December 31, 2018
	Seniors housing and care	Medical office buildings	Other	Total
Investment properties	$975,914	$139,616	$—	$1,115,530
Investment in joint ventures	84,658	—	—	84,658
Loans receivable	—	—	32,422	32,422
Other assets	22,637	1,790	26,922	51,349
Total assets	$1,083,209	$141,406	$59,344	$1,283,959

Contingent consideration liability	$9,676	$—	$—	$9,676
Mortgages payable	303,330	—	—	303,330
Credit facilities	255,561	82,579	—	338,140
Convertible debentures	—	—	89,745	89,745
Non-controlling interest liability	2,947	—	—	2,947
Other liabilities	26,465	1,458	18,730	46,653
Total liabilities	$597,979	$84,037	$108,475	$790,491

INVESQUE INC.
Notes to Consolidated Financial Statements
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2018 and 2017

	As at December 31, 2017
	Seniors housing and care	Medical office buildings	Other	Total
Investment properties	$721,991	$—	$—	$721,991
Investment in joint ventures	980	—	—	980
Loans receivable	—	—	36,431	36,431
Other assets	10,673	—	14,930	25,603
Total assets	$733,644	$—	$51,361	$785,005

Mortgages payable	$169,509	$—	$—	$169,509
Credit facilities	216,932	—	—	216,932
Convertible debentures	—	—	41,936	41,936
Other liabilities	19,022	—	18,222	37,244
Total liabilities	$405,463	$—	$60,158	$465,621

In measuring performance, the Company does not distinguish or group its properties on a geographical basis. Management has applied judgment by aggregating its properties into two reportable segments for disclosure purposes. The Company's Chief Executive Officer is the chief decision maker and regularly reviews performance on an individual property basis and on the basis of the Company's reportable operating segments.

At December 31, 2018, $1,051,527 of the Company's non-current assets, excluding financial instruments, are located in the United States (2017 - $680,785) and $150,168 are located in Canada (2017 - $42,186). During the year ended December 31, 2018, the Company generated $103,080 (2017 - $60,188), of its revenues, excluding other income, from properties located in the United States and $9,299 (2017 - $2,887) of its revenues from properties located in Canada.

28. Subsequent events:

On January 16, 2019, the Company acquired a property located in Allen, TX for a purchase price of $8,100 plus transaction costs. The Company entered into a new mortgage secured by the property to fund $5,693 of the purchase price and funded the remainder of the purchase with cash on hand.

On January 22, 2019, the Company entered into a purchase agreement with Symcare to purchase three buildings. Total consideration is expected to be $52,000 plus transaction costs, and the acquisition is expected to be funded by cash on hand and an issuance of $5,000 of the Company's shares to Symcare. The original master lease with the Symcare operator will be amended to include these new buildings.